                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]


Check the appropriate box:

[_] Preliminary Proxy Statement           [_] CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
[X] Definitive Proxy Statement                RULE 14C-5(D)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12



                              Rhone-Poulenc Rorer
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


                              Rhone-Poulenc Rorer
    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Notes:

[LOGO OF RHONE-POULENC RORER APPEARS HERE]

          NOTICE OF 1995 ANNUAL MEETING OF
          SHAREHOLDERS

          PROXY STATEMENT

          ANNUAL FINANCIAL STATEMENTS AND REVIEW OF
          OPERATIONS

[LOGO OF RHONE-POULENC RORER APPEARS HERE]

             RHONE-POULENC RORER INC.
             500 ARCOLA ROAD
             COLLEGEVILLE, PA 19426
             MARCH 21, 1995

Dear Shareholder:

  You are cordially invited to attend the Annual Meeting of Shareholders to be held at 2:00 p.m., Tuesday, April 25, 1995 at the Company's Executive Offices, 500 Arcola Road, Collegeville, Pennsylvania.

  At the Annual Meeting, shareholders will be asked to elect four directors, to approve the adoption of a new equity compensation plan and to ratify the selection of independent accountants for 1995.

  The Notice of Annual Meeting, combined proxy statement and 1994 financial statements, form of proxy and report to shareholders are included with this letter.

  Whether or not you expect to attend the meeting in person, please sign, date and return the accompanying proxy in the enclosed postage prepaid envelope.

  I look forward to welcoming you at the Annual Meeting this year.

                                 Very truly yours,

                                 /s/ Robert E. Cawthorn
                                 Robert E. Cawthorn
                                 Chairman of the Board and Chief Executive
                                  Officer

                            RHONE-POULENC RORER INC.
                                500 ARCOLA ROAD
                             COLLEGEVILLE, PA 19426

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON APRIL 25, 1995

To the Shareholders
 of Rhone-Poulenc Rorer Inc.:

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the "Annual Meeting") of Rhone-Poulenc Rorer Inc., a Pennsylvania corporation (the "Company"), will be held on Tuesday, April 25, 1995 at 2:00 p.m., local time, at the Company's Executive Offices, 500 Arcola Road, Collegeville, Pennsylvania for the following purposes:

    (1) To consider and vote upon the election of four directors to three-year terms;

    (2) To consider and vote upon the adoption of the 1995 Rhone-Poulenc Rorer Equity Compensation Plan;

    (3) To ratify the selection of Coopers & Lybrand L.L.P. as independent accountants for the Company and its subsidiaries for the fiscal year ending December 31, 1995; and
    (4) To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

  Only the holders of record of Common Shares at the close of business on March 10, 1995 will be entitled to notice of and to vote at the Annual Meeting. Such holders may vote in person or by proxy.

  Whether or not you expect to attend the Annual Meeting in person, please complete, sign, date and return the accompanying proxy in the enclosed prepaid envelope to ensure that your vote will be counted. Your proxy may be revoked in the manner described in the accompanying proxy statement at any time before it has been voted at the Annual Meeting.

                                          BY ORDER OF THE BOARD OF DIRECTORS.


                                          /s/ Richard B. Young

                                          Richard B. Young
                                          Vice President and Secretary

Collegeville, Pennsylvania
March 21, 1995

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           NOS.
                                                                           ----
Notice of Annual Meeting of Shareholders..................................
Proxy Statement...........................................................   1
  Voting of Shares........................................................   1
  Ownership of Shares.....................................................   2
  Control of the Company..................................................   3
  Election of Directors...................................................   3
  Committees of the Board of Directors....................................   6
  Directors' Compensation.................................................   7
  Report on Executive Compensation by the Executive Personnel &
   Compensation Committee.................................................   8
  Compensation of Executive Officers......................................  13
  Certain Relationships and Related Transactions..........................  18
  Proposal to Approve the 1995 Rhone-Poulenc Rorer Inc. Equity Compensa-
   tion Plan..............................................................  19
  Proposal to Ratify the Appointment of Independent Accountants...........  25
  General and Other Matters...............................................  25
  Proposals of Shareholders...............................................  25
  Appendix A: 1995 Rhone-Poulenc Rorer Equity Compensation Plan...........  26
Annual Financial Statements and Review of Operations......................  35
  Ten-Year Selected Financial Data (Unaudited)............................  35
  Management's Discussion and Analysis of Results of Operations and Finan-
   cial Condition.........................................................  36
  Consolidated Statements of Income.......................................  46
  Consolidated Balance Sheets.............................................  47
  Consolidated Statements of Cash Flows...................................  48
  Notes to Consolidated Financial Statements..............................  49
  Responsibility for Financial Statements.................................  67
  Report of Independent Accountants.......................................  68
  Quarterly Data (Unaudited)..............................................  69

                         RHONE-POULENC RORER INC.
                         500 ARCOLA ROAD
                         COLLEGEVILLE, PENNSYLVANIA 19426

                         PROXY STATEMENT

                                VOTING OF SHARES

  This proxy statement and the accompanying proxy card are being mailed on or about March 21, 1995 to holders of Common Shares of Rhone-Poulenc Rorer Inc. (the "Company"). These materials are being furnished in connection with the solicitation by the Board of Directors of the Company of proxies to be voted at the Annual Meeting of Shareholders of the Company ("Annual Meeting") scheduled to be held on April 25, 1995 and at any adjournment or postponement thereof.

  At the Annual Meeting, holders of Shares will consider and vote upon the following proposals:

    1. The election of four directors of the Company for three-year terms ending in 1998;

    2. The adoption of the 1995 Rhone-Poulenc Rorer Equity Compensation Plan;
  and

    3. The ratification of the selection of Coopers & Lybrand L.L.P. as independent accountants for the Company and its subsidiaries for the fiscal year ending December 31, 1995.

  The Board of Directors has fixed the close of business on March 10, 1995 as the record date ("Record Date") for determining the holders of Shares who will be entitled to notice of and to vote at the Annual Meeting.

  Only the holders of record of Common Shares of the Company ("Shares") on the Record Date will be entitled to vote at the Annual Meeting. On the Record Date, 139,115,541 Shares were outstanding for voting purposes. Shareholders are entitled to one vote per Share on each matter to be voted upon. The presence, in person or by properly executed proxy, of the holders of a majority of the Shares outstanding shall constitute a quorum at the Annual Meeting.

  All Shares that are represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated, such proxies will be voted for the election of the nominees for director, for the adoption of the 1995 Equity Compensation Plan and for the ratification of the selection of Coopers & Lybrand L.L.P. as independent accountants for the Company.

  Abstention and Shares held of record by a broker or its nominee which are voted on any matter are included in determining the number of votes present, but such Shares not voted on any matter will not be included in determining whether a quorum is present. A nominee for election as a director will be elected if he receives an affirmative vote of a majority of the votes cast by all shareholders entitled to vote at a meeting of shareholders. Approval of the 1995 Rhone-Poulenc Rorer Equity Compensation Plan requires the affirmative vote of a majority of the votes cast at the meeting of shareholders.

  Proxies representing Shares held of record will also represent Shares held under the Company's Dividend Reinvestment Plan. Proxies will also be considered to be voting instructions to the Trustee with respect to Shares held in accounts under the Rhone-Poulenc Rorer Savings Plan. If participants in those plans also are shareholders of record with the same account information, they will receive a single proxy which will represent all Shares held of record and in one or both such plans. If the account information is different, then the participants will receive separate proxies. The number printed on the proxy card reflects the total number of Shares represented by that proxy.

  The Board of Directors does not know of any matters, other than the election of directors, the approval of the 1995 Equity Compensation Plan and the ratification of the selection of independent accountants, that are to come before the Annual Meeting. If any other matters are properly presented at the Annual Meeting for consideration, the persons named in the enclosed form of proxy and acting thereunder will have discretion to vote on such matters in accordance with their best judgment.

  Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of the Company, at or before the taking of the vote at the Annual Meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a subsequent proxy relating to the same Shares and delivering it to the Secretary of the Company before the Annual Meeting or
(iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or any subsequent proxy should be sent so as to be delivered to: Rhone-Poulenc Rorer Inc., 500 Arcola Road, Collegeville, Pennsylvania 19426, Attention: Secretary at or before the taking of the vote at the Annual Meeting.

  On the Record Date, Rhone-Poulenc S.A. ("RP") owned approximately 68.30% of the Company's outstanding shares. RP has the right to vote sufficient Shares to cause each of the proposals to be presented at the Annual Meeting to be approved, without any other Shares being voted in favor thereof.

                              OWNERSHIP OF SHARES

  The following table presents information provided to the Company as to the beneficial ownership of the Company's Shares, as of February 28, 1995, by persons holding 5% or more of such Shares:

-------------------------------------------------------------------------------
  NAME AND ADDRESS     NUMBER OF SHARES NATURE OF OWNERSHIP PERCENTAGE OF CLASS
-------------------------------------------------------------------------------
Rhone-Poulenc S.A.
 25, Quai Paul Doumer
 92408 Courbevoie,
 France                   95,027,962          Direct              68.30%
-------------------------------------------------------------------------------

  The following table shows, for each director, for each executive named in the Summary Compensation Table on page 13 and for all directors and executive officers of the Company as a group, the total number of Shares beneficially owned as of February 28, 1995, and the nature of such beneficial ownership. Beneficial ownership includes, among other things, the right to acquire shares within sixty (60) days through the exercise of an option. Total ownership represents less than two percent of the outstanding shares.

--------------------------------------------------------------------------------
                                                             NUMBER OF SHARES
                                         NUMBER OF SHARES SUBJECT TO EXERCISABLE
NAME OF BENEFICIAL OWNER                  OWNED DIRECTLY         OPTIONS
--------------------------------------------------------------------------------
John B. Bartlett                               6,582               38,836
Jean-Jacques Bertrand                          3,267              107,388
Jean-Marc Bruel                                  -0-               64,000
Robert E. Cawthorn                           117,698              365,784
Charles-Henri Filippi                            -0-               16,000
Prof. Claude Helene                              -0-               31,000
Michael H. Jordan                                -0-               16,000
Manfred E. Karobath                            6,911               42,149
Igor Landau                                      200               76,000
Peter J. Neff                                    -0-               46,000
James S. Riepe                                   864               10,000
Michel de Rosen                                8,629               11,360
John A. Sedor                                  2,211               26,464
Edward J. Stemmler, MD                           144                5,500
Jean-Pierre Tirouflet                            -0-               74,000
All Executive Officers and Directors as
 a Group
 (20 in number)                              171,946            1,483,262

  Under the terms of a shareholder-approved plan which was then called the Rorer Group Inc. Stock Plan and is now known as the Rhone-Poulenc Rorer Amended and Restated Stock Plan ("Stock Plan"), Messrs. Riepe and Stemmler were each awarded on April 26, 1988, options to purchase 20,000 Shares at a price of $16.00 per Share, the market value on that date. Under the terms of the Stock Plan, these options became fully exercisable upon the change in control of the Company (described below) on May 5, 1990. Pursuant to the terms of the Acquisition Agreement between the Company and RP dated as of March 12, 1990 (the "Acquisition Agreement"), each of these directors in August 1990 surrendered one-half of the Shares in the option in exchange for a cash payment of $230,000 (representing the difference between the Tender Offer price of $39 and the option price) and the Company reduced the option price of the Shares remaining in the option to reflect the then-current market value of the Contingent Value Rights issued by RP as provided in the Acquisition Agreement. Dr. Stemmler has exercised his option to purchase 4,500 Shares; Mr. Riepe has not exercised any of his option.

  Pursuant to terms of the Stock Plan, Mr. Landau and Mr. Helene were each awarded, on July 31, 1990, options to purchase 20,000 Shares at a price of $32.3125 per share, the market value on that date. Messrs. Bruel, Filippi, Jordan, Neff and Tirouflet were each awarded, on May 7, 1991, options to purchase 20,000 shares at $41.125 per share, the market value on that date. These options become exercisable during service as director at the rate of 20% of the Shares on each of the first five anniversaries of the date of grant.

  The foregoing description reflects a two-for-one split in the Shares, effective June 7, 1991.

                             CONTROL OF THE COMPANY

  Pursuant to the terms of the Acquisition Agreement, RP acquired Shares of the Company in two transactions in 1990: (1) upon expiration on May 5, 1990 of its tender offer for Shares, RP purchased 21,629,061 of the Shares tendered to it (representing approximately 50.1% of Shares then outstanding on a fully-diluted pre-split basis) and (2) on July 31, 1990, the Company issued 24,205,670 Shares to RP in consideration of the contribution to the Company by RP of its Human Pharmaceutical Business. As a result of these transactions, RP acquired Shares constituting approximately 68% of the Shares outstanding on a fully-diluted basis. RP now owns approximately 68% of the Shares and thereby controls the Company.

                             ELECTION OF DIRECTORS

  The Acquisition Agreement provides that for a standstill period extending until July 31, 1997, during which RP cannot acquire additional Shares except under certain conditions provided therein, the Board of Directors shall consist of 13 directors. The parties to the Acquisition Agreement agreed that RP would vote all Shares owned by it directly or indirectly to elect, and the Company would use its best efforts to cause to be elected, seven individuals selected by RP ("RP Designees"), three executive officers of the Company ("Rorer Designees") and three individuals who are Independent Persons selected by the Nominating Committee of the Board of Directors of the Company (the "Independent Directors"). "Independent Person" is defined as a person who (1) is in fact independent, (2) does not have any direct financial interest or any material indirect interest in either RP or the Company (other than by reason of ownership of not more than 1% of any class of securities thereof) and (3) is not connected with RP, the Company or any of their respective affiliates as an officer, employee, consultant, agent, advisor, representative, trustee, partner, director (other than of the Company) or person performing similar functions.

  The Board of Directors has nominated Robert E. Cawthorn, Charles-Henri Filippi, Prof. Claude Helene, and Michael H. Jordan as directors of the Company for three-year terms ending in 1998.

  Messrs. Cawthorn, Filippi, Helene, and Jordan have previously been elected directors of the Company by the shareholders.

  Mr. Jordan is an Independent Director. Mr. Cawthorn is a Rorer Designee. Mr. Filippi and Prof. Helene are RP Designees.

  Mr. Cawthorn announced in January 1995 that he will step down as Chief Executive Officer of the Company at the Annual Meeting this year and that Michel de Rosen, currently President and Chief Operating Officer, will become Chief Executive Officer at that time. Mr. Cawthorn will remain as Chairman.

  All of the nominees have consented to be named and to serve if elected. If any of the nominees should become unavailable for election, it is intended that the Shares represented by proxies will be voted with discretionary authority for a substitute designated by the Board.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR ALL OF THE NOMINEES FOR DIRECTORS.

  The following table gives the following information for each nominee and each continuing director: age, all positions with the Company, the first year elected a director, the year in which his current term of office expires, principal occupation or employment during the past five years and other directorships.

NOMINEES FOR ELECTION FOR TERMS ENDING IN 1998

   NAME (AND AGE) OF
  DIRECTORS, POSITIONS              TERM OF
 AND OFFICES HELD WITH     DIRECTOR  OFFICE
      THE COMPANY           SINCE:  EXPIRES:             BUSINESS EXPERIENCE
 ---------------------     -------- -------- -------------------------------------------
Robert E. Cawthorn/1/        1984     1995   Chairman (since 1986), President (1984-
 (59)                                         1991) and Chief Executive Officer (since
 Chairman and Chief                           1985), Executive Vice President (1982-
 Executive Officer                            1984) of the Company. Mr. Cawthorn is a
                                              member of the Executive Committee of
                                              Rhone-Poulenc S.A. and is also a director
                                              of Sun Company, the Vanguard Group of In-
                                              vestment Companies, and Applied Immune
                                              Sciences, Inc.
Charles-Henri Filippi/2/     1990     1995   Senior Executive Vice President (since
 (42)                                         1993) and Executive Vice President in
 Director                                     Charge of Large Enterprises (1989-1993),
                                              Credit Commercial de France.
Prof. Claude Helene/2/       1990     1995   Directeur Scientifique of Rhone-Poulenc
 (56)                                         since 1990. Professeur at the Museum Na-
 Director                                     tional D'Histoire Naturelle (Paris,
                                              France) since 1976; Director of a Research
                                              Center of Institut National de la Sante et
                                              de la Recherche Medicale (1980-1992). Mem-
                                              ber of the French Academy of Sciences.
Michael H. Jordan/3/ (58)    1991     1995   Chairman & Chief Executive Officer, West-
 Director                                     inghouse Electric Corporation (since
                                              1993); Principal of Clayton, Dubilier and
                                              Rice, Inc. 1992-1993. President and Chief
                                              Executive Officer (1986-1992) of PepsiCo
                                              Worldwide Foods, Inc. Mr. Jordan is a di-
                                              rector of Aetna Life & Casualty Company,
                                              Dell Computer, Melville Corporation and
                                              Westinghouse Electric.

--------
/1Rorer/Designee
/2RP/Designee
/3Independent/Director

CONTINUING DIRECTORS
   NAME (AND AGE) OF
  DIRECTORS, POSITIONS             TERM OF
 AND OFFICES HELD WITH    DIRECTOR  OFFICE
      THE COMPANY          SINCE:  EXPIRES:             BUSINESS EXPERIENCE
 ---------------------    -------- -------- -------------------------------------------
Jean-Jacques Bertrand/2/    1990     1996   Chairman & CEO (effective January 1, 1995)
 (55)                                        and Vice Chairman & CEO (in 1994) of
 Director                                    Pasteur Merieux Serums and Vaccines. Exec-
                                             utive Vice President of the Company (1990-
                                             1993); President, Worldwide Pharmaceutical
                                             Operations of Rhone-Poulenc Sante (1987-
                                             1990).
Igor Landau/2/ (50)         1990     1996   Group President (since 1992) and Senior
 Director                                    Executive Vice President (1990-1992) of
                                             Rhone-Poulenc S.A. and Chairman of the
                                             Rhone-Poulenc Health Sector (since 1990).
                                             Mr. Landau is a member of the Executive
                                             Committee of Rhone-Poulenc S.A.
Edward J. Stemmler,         1978     1996   Senior Advisor to the President (since
 M.D./3/ (66)                                1994) and Executive Vice President (1990-
 Director                                    1994) of the Association of American Medi-
                                             cal Colleges; Dean Emeritus of the School
                                             of Medicine of the University of Pennsyl-
                                             vania since 1989; Executive Vice President
                                             of the University of Pennsylvania Medical
                                             Center (1986-1989)
Michel de Rosen/1/ (44)     1993     1996   President and Chief Operating Officer of
 Director, President and                     the Company since 1993; President, Fibers
 Chief Operating Officer                     and Polymers Sector, Rhone-Poulenc S.A.
                                             (1988-1993). Mr. de Rosen is also a member
                                             of the Executive Committee of Rhone-
                                             Poulenc S.A.
Jean-Pierre Tirouflet/2/    1990     1996   Senior Executive Vice President & Chief Fi-
 (44)                                        nancial Officer (since 1992); Group Chief
 Director                                    Financial Officer (1990-1992); and member
                                             of the Executive Committee (since 1990) of
                                             Rhone-Poulenc S.A. Mr. Tirouflet is also a
                                             director of Banque Indosuez and Pechiney
                                             S.A.
Jean-Marc Bruel/2/ (59)     1990     1997   Vice-Chairman of Rhone-Poulenc Group (since
 Director                                    1992); President of Rhone-Poulenc Group
                                             (1990-1992); and member of the Executive
                                             Committee of Rhone-Poulenc S.A. Mr. Bruel
                                             is also a director of Rhone-Poulenc S.A.
                                             and a member of the Supervisory Board of
                                             Banque Paribas.
Manfred E. Karobath,        1994     1997   Senior Vice President of the Company and
 M.D./1/ (54)                                President of RPR Research & Development
 Director                                    since 1992; Director of Research & Devel-
                                             opment of Sandoz Pharma Ltd. (1989-1992).
                                             Dr. Karobath is also a director of Applied
                                             Immune Sciences, Inc. and Pasteur Merieux
                                             Serums & Vaccines.

--------
/1/ Rorer Designee
/2/ RP Designee
/3/ Independent Director

   NAME (AND AGE) OF
  DIRECTORS, POSITIONS            TERM OF
 AND OFFICES HELD WITH   DIRECTOR  OFFICE
      THE COMPANY         SINCE:  EXPIRES:             BUSINESS EXPERIENCE
 ---------------------   -------- -------- -------------------------------------------
 Peter J. Neff/2/ (56)     1990     1997   President and Chief Executive Officer of
  Director                                  Rhone-Poulenc Inc.
 James S. Riepe/3/ (51)    1982     1997   Managing Director (since 1989) of T. Rowe
  Director                                  Price Associates, Inc., an investment man-
                                            agement firm. Mr. Riepe is also a director
                                            of T. Rowe Price Associates, Inc. and var-
                                            ious T. Rowe Price-sponsored mutual funds.

--------
/2/ RP Designee
/3/ Independent Director

NOMINATIONS BY SHAREHOLDERS

  The Company's By-laws provide that nominations for election of directors may be made by any shareholder entitled to vote for the election of directors, if written notice (the "Notice") of the shareholder's intent to nominate a director at the meeting is given by the shareholder and received by the Secretary of the Company in the specified manner and within a specified time limit. The Notice shall be delivered to the Secretary of the Company not less than 14 days nor more than 50 days prior to any meeting of the shareholders called for the election of directors. If less than 21 days' notice of the meeting is given to shareholders, the notice shall be delivered to the Secretary of the Company not later than the earlier of the seventh day following the day on which notice of the meeting was first mailed to shareholders or the fourth day prior to the meeting. The Notice may be delivered to the Secretary or mailed to the Secretary by certified mail, return receipt requested, but shall be deemed to have been given only upon actual receipt by the Secretary. The Notice shall be in writing and contain (1) the name and address of the nominating shareholder; (2) a representation that the shareholder is a shareholder of record and intends to appear in person to nominate the person or persons specified in the Notice; (3) such information about such nominee as would be required to be included in the proxy statement filed pursuant to Section 14A of the rules and regulations established by the Securities and Exchange Commission under the Securities Exchange Act of 1934;
(4) a description of all arrangements or understandings among the shareholder and each nominee and any other person pursuant to which the nomination is made and (5) the consent of each nominee to serve as a director if elected.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT

  Based on an examination of Forms 3, 4, and 5 filed with the Securities and Exchange Commission, the Company is aware that Alain Audubert, Senior Vice President of the Company, filed late a Form 3. The Company is unaware of any failure by an officer or director to file a required form.

                      COMMITTEES OF THE BOARD OF DIRECTORS

  The Company has an Audit Committee appointed by the Board of Directors and composed of directors who are not employees of the Company. The Audit Committee's function is to conduct such review as may be necessary or desirable with respect to: the selection of independent accountants and compensation paid to them; the scope of audit activities and related work programs of the Company's independent accountants and internal audit and accounting staffs; the results and findings of audits, quarterly reviews and other reporting by the Company's independent accountants and internal audit staff; the policies and practices of the Company for the proper maintenance of the accounts of the Company and for insuring reliability and integrity of the financial statements; the accounting controls, practices and policies of the Company and its subsidiaries; special investigations and studies to insure adherence to the Company's policies and procedures relating to accounting, financial control and audit matters; and the responsibilities, authority and duties of the Company's chief financial officer, chief accounting officer and director of internal audit and the performance by each of them of his respective duties. The Audit Committee held three meetings in 1994. Its members are Messrs. Riepe (Chairman), Filippi and Stemmler.

  The Company has an Executive Personnel and Compensation Committee appointed by the Board of Directors and composed of directors who are not employees of the Company. Pursuant to the Acquisition Agreement, one member is an RP Designee and the balance are Independent Directors. The Executive Personnel and Compensation Committee reviews the administration of the Company's stock option and incentive compensation plans and reviews with the Board of Directors, for approval, the compensation, including the amount of any incentive compensation or bonus, to be paid to any officer of the Company or Division president and reviews the compensation, including incentive compensation or bonus, paid to each other employee of the Company or any of its domestic subsidiaries or General Manger of an international subsidiary whose annual rate of salary exceeds $200,000 and any other employee or class or group of employees as the Committee shall determine. The Committee also reviews the recommendations of the Company's chief executive officer, including planning for executive development and management succession, with regard to management personnel of the Company and its subsidiaries, whose annual rate of salary exceeds $200,000. The Executive Personnel and Compensation Committee held seven meetings in 1994. Its members are Messrs. Riepe (Chairman), Jordan and Landau.

  The Company has a Nominating Committee appointed by the Board of Directors and composed of three directors: the Chief Executive Officer of the Company, one RP Designee and one Independent Director who is the chairman of the committee. The Nominating Committee proposes to the Board of Directors candidates for Board membership as Independent Directors to stand for election or to fill vacancies on the Board as they occur. The Nominating Committee held two meetings in 1994. Its members are Messrs. Stemmler (Chairman), Cawthorn and Neff.

  The Company has an Executive Committee appointed by the Board of Directors to act in an advisory capacity to management of the Company in respect of any event or matter of business where a quorum of the Board of Directors cannot, in the judgment of the Chairman, be convened in a timely manner and, in addition, to have and exercise the authority of the Board of Directors in connection with such event or matter about which the Board of Directors specifically delegates such authority prior to its exercise. The Board of Directors has specifically authorized the Executive Committee to approve investments, capital expenditures and asset dispositions by the Company and its subsidiaries in an amount up to $10 million. The Executive Committee held no meetings in 1994. Its members are Messrs. Landau (Chairman), Bruel, Cawthorn, de Rosen, Jordan, Karobath, and Tirouflet.

  The Board of Directors had ten meetings in 1994. Messrs. Filippi and Jordan attended fewer than 75% of the aggregate of the number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board on which each served. Individual director attendance at meetings of the Board of Directors and its committees during the year averaged 88%.

                            DIRECTORS' COMPENSATION

  Directors who are not employees of the Company or any of its subsidiaries were paid in 1994 an annual retainer of $25,000. An additional annual retainer of $2,000 was paid for committee participation and an additional $2,000 for committee chairmanship. Directors also received a fee of $1,000 per Board meeting attended and $500 per committee meeting. The directors are paid an additional $500, or a total of $1,000, per committee meeting which is not held in conjunction with a meeting of the Board of Directors.

  Directors who are employees of the Company or any of its subsidiaries do not receive compensation for service as directors.

  In 1987, the Board of Directors adopted a Deferred Compensation Plan for Directors, by which a non-employee director could defer not less than $10,000 nor more than $15,000 of directors' fees to be paid in any year. The deferred fees are deemed to be used to purchase a life insurance policy on the life of the participating director. The Company has no obligation to purchase such life insurance although it may choose to do so to provide the funding for its deferred obligation. The deferred benefits are a general unsecured obligation of the Company payable to the director over a 15 year period upon reaching age 65 or at an earlier time upon termination as a director if permitted by the Executive Personnel and Compensation Committee. The amount of deferred benefits will be determined by the Committee at the time of commencement of such payments and will be an annual amount which can be provided by the Company at no cost to it on an after-tax basis considering the potential death benefit which would be payable under the life insurance policy deemed purchased on the life of the participating director. Mr. Riepe and Dr. Stemmler participate in this Plan, although, currently, only Mr. Riepe defers director's fees under the terms of the Plan.

  In 1988, the Company adopted a Retirement Plan for Outside Directors, effective March 1, 1988 with respect to then-eligible directors, by which a director with at least five years of service as a director would receive, after retirement as a director and beginning at age 65, five annual payments equal to the annual retainer received in the last year of service as a director and an additional annual payment for each year of service beyond five years, to a maximum of ten. Messrs. Jordan, Riepe and Stemmler participate in this Plan.

  The Company in 1988 entered into a Supplemental Benefit and Deferred Compensation Trust Agreement ("Trust Agreement") with CoreStates Bank, N.A., as Trustee, which established an irrevocable grantor trust to which certain contributions may be made by the Company in its discretion to fund its obligations with respect to various non-qualified benefit plans. A trust fund has been established under the Trust Agreement for each participant in the Company's Deferred Compensation Plan for Directors, Outside Directors' Retirement Plan and the Supplemental Executive Retirement Plan. The Company may fund other benefit plans pursuant to the Trust Agreement. The assets of the trust fund established pursuant to the Agreement will, nevertheless, be subject to the claims of general creditors of the Company. Upon the change in control of the Company by virtue of the consummation of RP's tender offer for Shares in 1990, the Company was obligated to contribute funds to the trust fund, and did so, in an amount sufficient to provide all of the benefits then due.

  REPORT ON EXECUTIVE COMPENSATION BY THE EXECUTIVE PERSONNEL AND COMPENSATION
                                   COMMITTEE

  The Executive Personnel and Compensation Committee of the Board of Directors makes compensation decisions with respect to the Company's executive officers. Each member of the Committee is a non-employee director. All decisions of the Committee relating to the compensation of the Company's executive officers, including the named executive officers, are reviewed by the full Board, except for decisions about awards under the Company's stock plans, which are made by a subcommittee of the Committee.

EXECUTIVE COMPENSATION

  The Company's executive compensation policies are designed to provide levels of compensation that are competitive within its industry and to pay executives for performance consistent with the

Company's annual and long-term goals. By relating a meaningful part of executive compensation to the results achieved, compensation is linked to the interests of all shareholders. Compensation is tied to the achievement of objectives in Company earnings per share, business unit performance and individual performance.

  There are three elements of the executive compensation package: (1) base salary which is typically targeted to approach the average salary of the pharmaceutical industry for a comparable executive's position; (2) an annual variable cash bonus tied to targeted Company, as well as individual, performance; and (3) options to purchase Company shares, the aggregate amount of which is tied to individual performance. Individual performance, in turn, is judged against the attainment of individual objectives which include financial results for business units (where appropriate) and other factors qualitative in nature, such as contributions to other business units, staffing, financial management and controls, business strategies, etc. Company executives have a greater percentage of compensation tied to results achieved than most other executives in the industry and, by design, this may result in higher compensation when Company performance warrants it, but it also carries the potential of reduced or no variable compensation when Company performance is below targeted levels. The Committee believes that stock ownership by management and stock-based performance compensation are beneficial to the Company in that they, too, link executives' and shareholders' interests; the Committee has therefore increasingly relied on these elements in program design.

SALARY

  The Company surveys peer companies in the pharmaceutical industry which the Committee believes are appropriate for comparison of salary levels for its executives. The data gathered through those surveys comprise one factor considered in the salary management for Company executives. These surveyed companies comprise the peer group index, which is used for the performance graph below. In 1994, the Committee reviewed base salaries of the executive officers and recommended increases to the Board of Directors on the basis of the Company's and the individual's performance in the previous year, as well as the movement of salaries for comparable positions in the pharmaceutical industry and changes in the cost of living. The salaries paid to Company executives in 1994 generally approached the average of those paid by the surveyed companies for comparable positions.

INCENTIVE BONUS

  The Company pays variable incentive compensation to executives in the form of an annual cash bonus which is based on the attainment of predetermined objectives for: (1) Company earnings per share; (2) income before income tax or, if it is not a profit center, another appropriate measure of the executive's business unit or function; and (3) the individual's performance, measured against predetermined objectives for the year. Generally, half of a target award is attributed to attainment of individual objectives and half to the financial goals. Company financial objectives and the individual target awards (calculated and expressed as a percentage of salary) are reviewed and approved by the Committee at the beginning of each fiscal year. The variable incentive is designed to be a short-term award for specific results and performance in a given year and to be competitive within the pharmaceutical industry. The performance against objectives is reviewed by the Committee which recommends bonus awards for executive officers to the Board of Directors. Achievement of an acceptable level of Company earnings per share, against the objectives set annually by the Board of Directors, must be attained before a significant portion of the bonus can be paid.

  For 1994, generally, the Company's EPS and IBT fell slightly short of the objectives and in most cases the individual performance met expectations.

CAPITAL PLAN

  In 1994, the Company implemented the Capital Plan which provides an additional performance incentive to certain designated senior executives of the Company who have made and are expected to continue to make contributions that are instrumental to the management, growth and success of the Company. The Committee deemed it appropriate for the Company to adopt the Capital Plan to remain competitive with its peer companies and to address a need for a short- to medium-term performance-based incentive in the Company's executive compensation. The Capital Plan provides, for a select group of executives, an annual performance unit award payable in cash. The number of units awarded will vary depending upon Company net income performance compared with that of peer companies and the unit before payment is valued by a comparison of Company net income year on year. The Committee believes that the Capital Plan will become a valuable tool in providing an incentive which is consistent with the building of shareholder value, while helping to assure that the Company's executive compensation remains competitive within the industry.

LONG-TERM INCENTIVE

  Long-term incentives are provided to executives in the form of options for the purchase of Company common stock. As with incentive bonus payments, annual stock option grants made by the Committee are variable, based upon achievement of predetermined goals for the previous year. The number of shares in target option awards for executive officers is based on a stock option multiple which is expressed as a percentage of salary. Granting stock options as an element of total compensation is again consistent with the Company's strategy to link the interests of executives to the interests of all other shareholders. The compensation package for Company executives is intentionally weighted in favor of stock options, thereby making the executive's long-term compensation more dependent on the long-term performance of the Company.

  In granting its stock option awards, the Committee does not consider either how many stock options have been granted in prior years or how many remain unexercised, but rather determines each year's grants on the basis of the previous year's individual performance and the total number of options available for grant.

  Generally, the option price is the market value of the shares on the date of grant of the option. Options have a term not to exceed ten years and, in the case of annual grants, the option as to one-third of the grant becomes exercisable on each of the first three anniversaries of the grant.

  In 1994, grants to executive officers generally reflected the achievement of individual objectives.

THE CHIEF EXECUTIVE OFFICER'S COMPENSATION

  The Chief Executive Officer's compensation for 1994 included the same components of salary and variable compensation in the form of cash bonus and stock options as apply to other executives of the Company and the methodology employed by the Committee in setting objective and target performance goals for the Chief Executive Officer was the same as for other executives. The Committee, in setting the Chief Executive Officer's compensation, considered such factors as the Company's financial results, his management of the transition to the new Chief Executive Officer in April 1995, reductions in the Company's cost structure, the results of certain of key strategic decisions, personnel management, and the worldwide environment for international pharmaceutical companies.

FEDERAL TAX LEGISLATION

  Federal tax legislation, enacted in 1993, limits the deductibility of compensation in excess of $1 million paid in 1994 and subsequent years to the named executive officers appearing that year in the Summary Compensation Table. Generally, compensation in excess of $1 million can nonetheless be deducted if it results from benefit plans which have been approved by the shareholders and which have only quantitative measures of performance. The Committee advises that the Company's exposure is not material in 1995 and that it will continue to follow the situation and take such measures as it deems appropriate if the loss of deductibility requires further action.

      James S. Riepe, Chairman   Igor Landau   Michael H. Jordan

PERFORMANCE GRAPH

  The following Performance Graph compares the Company's cumulative total shareholder return on the Company's Shares for the five-year period December 31, 1989 to December 31, 1994 with the cumulative total return of the Standard & Poor's 500 Stock Index (which includes the Company), the Dow Jones Pharmaceutical Index and a peer group consisting of the companies in the pharmaceutical industry used for compensation comparison. Dividend reinvestment has been assumed and, with respect to companies in the peer group, the returns of each such company have been weighted to reflect relative stock market capitalization as of the beginning of each measurement period. The Company's performance has assumed (1) purchase by Rhone-Poulenc S.A. of 50.1% of the outstanding Shares pursuant to its tender offer in May 1990, (2) subsequent purchase of Shares with the proceeds of the tender offer at the then-current market price, and (3) retention of Contingent Value Rights (CVRs) issued by Rhone-Poulenc in August 1990 on the basis of one CVR for each common share owned and the investment in Shares of the payment by Rhone-Poulenc of $.13 per CVR upon maturity of the CVRs in July 1993.


                         [GRAPH APPEARS HERE]

Measurement period                                        Peer
(Fiscal Year Covered)           S&P 500      DJ Pharm     Group        RPR
---------------------           --------     --------    --------    --------
1989                            $ 100        $ 100       $ 100       $ 100
1990                            $  97        $ 117       $ 121       $ 189
1991                            $ 126        $ 183       $ 193       $ 321
1992                            $ 136        $ 150       $ 162       $ 248
1993                            $ 150        $ 139       $ 145       $ 183
1994                            $ 152        $ 159       $ 165       $ 192




--------
The peer group consists of Abbott Laboratories , American Home Products Corporation, Bristol-Myers Squibb Company, Eli Lilly & Company, Glaxo Holdings Plc, Johnson & Johnson, Marion Merrell Dow Inc., Merck & Co., Inc., Pfizer Inc., Schering-Plough Corp., Smithkline Beecham Plc, The Upjohn Company and Warner-Lambert Company. The Company uses the peer group for comparisons of executive compensation.

                       COMPENSATION OF EXECUTIVE OFFICERS

  The following tables and notes show the compensation provided by the Company to each of the Company's five most highly compensated executive officers, including the Chief Executive Officer, who served as executive officers of the Company at the end of 1994 (the "named executive officers").

--------------------------------------------------------------------------------
SUMMARY COMPENSATION TABLE
--------------------------------------------------------------------------------

                                                                LONG TERM COMPENSATION
                                                                -----------------------
                                     ANNUAL COMPENSATION           AWARDS
-----------------------------------------------------------------------------------------------------------
          (A)            (B)     (C)        (D)        (E)          (F)         (G)             (H)
                                                                             SECURITIES
                                                                             UNDERLYING
                                                   OTHER ANNUAL  RESTRICTED   OPTIONS/
   NAME & PRINCIPAL                                COMPENSATION    STOCK      SARS/3/        ALL OTHER
       POSITION          YEAR SALARY ($) BONUS ($)     ($)      AWARD(S)/2/$    (#)     COMPENSATION ($)/4/
-----------------------------------------------------------------------------------------------------------
R.E. Cawthorn,           1994  761,667    531,484                   -0-         51,511         3,000
 Chairman of the         1993  733,430    448,490                   -0-       102, 479        53,553
 Board and Chief         1992  699,667    523,093                   -0-         57,573        14,764
 Executive Officer
Michel de Rosen          1994  433,833    252,865    106,100        -0-         34,080           -0-
 President and Chief     1993  132,812     68,162     42,361        -0-            -0-           -0-
 Operating Officer*
M.E. Karobath M.D.,      1994  336,397    211,724                   -0-         28,011         3,000
 Senior Vice President,  1993  332,957    175,656                   -0-         62,219         3,000
 and President           1992  251,250    196,032                   -0-         30,000         1,950
 RPR Research and
 Development
J.A. Sedor,              1994  252,950    180,815                   -0-          6,857         3,000
 President--Armour       1993  236,583    132,870                   -0-         36,132         3,000
 Pharmaceutical Company  1992  224,167    128,505                   -0-          9,057         3,000
J.B. Bartlett,           1994  272,600    122,050                   -0-            -0-         3,000
 Senior Vice President,  1993 262,100     108,581                   -0-        39,031         25,209
 Secretary and General   1992 257,050     129,875                   -0-        11,935          8,160
 Counsel**

--------
/1/If no amount is shown, the aggregate of other annual compensation does not exceed the lesser of $50,000 or 10% of the combined salary and bonus of the named executive officer and therefore is not required to be reported.
   The amount shown in this column for Mr. de Rosen represents personal benefits in connection with the Company's expatriate program. In 1994, the individual benefits which exceeded 25% of Mr. de Rosen's personal benefits reported were: housing allowance ($19,000), relocation allowance in connection with a household move from France to the U.S. ($40,000) and home leave ($35,298). In 1993, the only individual benefit which exceeded 25% of the total personal benefit paid to Mr. de Rosen was tuition for his children ($12,714).
/2/The Company did not issue restricted shares to senior executives in 1992 or to any employee in 1993 or 1994 and does not currently intend to do so in future years. On December 31, 1994, no named executive officers held restricted shares.
/3/Stock options are granted with option price equal to current market value and become exercisable as to one-third of the grant on each of the first three anniversaries of the date of grant, except for supplemental grant made in September 1993 which becomes exercisable in 1996. (See table entitled Option/SAR Grants in Last Fiscal Year.)

/4/ Represents (a) employer matching contributions to Rhone-Poulenc Rorer
    Employee Savings Plan (401(k)) of up to the first $3,000 in each year and, for 1992, premiums on policies for the executive's benefit under an executive life insurance program; and, for 1993, payment to Mr. Cawthorn and Mr. Bartlett of policy cash value upon termination of the plan.
*   Employment effective September 9, 1993.
**  Mr. Bartlett retired from the Company on December 31, 1994.

--------------------------------------------------------------------------------
LONG-TERM INCENTIVE PLAN AWARDS TABLE
--------------------------------------------------------------------------------

            LONG-TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR/1/
---------------------------------------------------------------------------------------
        (A)                       (B)                                     (C)
                               NUMBER OF
                            SHARES, UNITS,                       PERFORMANCE OR OTHER
                            OR OTHER RIGHTS                     PERIOD UNTIL MATURATION
       NAME                       (#)                                OR PAYOUT/2/
---------------------------------------------------------------------------------------
   R.E. Cawthorn                 5,192
   M. de Rosen                   2,962
   M.E. Karobath                 2,345
   J.A. Sedor                    1,662
   J.B. Bartlett                 1,868

--------
/1/ Represents the initial "kick-off" award to certain executive officers of notional shares of the Company, based on a then-current market value of $35.875 and equal, in aggregate, to 25% of the named executive officer's then-current salary, under the terms of the Company's Capital Plan, established for the benefit of selected senior executives including the named executive officers. The kick-off award vests during continued employment at the annual rate of 16 2/3% over a six-year period commencing on the date of the award. The notional shares track and reflect the value of the Company's shares over time and are payable in cash upon death, disability, retirement, or reaching age 60. The Capital Plan otherwise provides for annual performance unit awards, one-half of which is payable in cash to the named executive officer one year, and one-half of which is payable in cash three years after grant. The annual performance unit awards were first made in 1995. The value of the performance unit will depend upon the Company's increase or decrease in net income compared to the previous year's net income and can change from 50% to 150% from the previous year's baseline. The number of performance units awarded will be determined each year with reference to the Company's net income in the previous year compared to the average increase or decrease in net income of peer companies. The size of the performance award may range from 50% to 150% of a target for each named executive officer. In order to continue to participate, the named executive officers must, within two or three years after initially being selected to participate, own that number of the Company's common shares equal in market value to at least one year's base salary on January 1st of any year. For purposes of this calculation, the named executive officer shall be deemed to own common shares equal to the number of notional shares represented by the kick-off award, as well as shares owned outright and in the Company's Employee Savings Plan.
/2/ Awards vest during continued employment at the rate of one-sixth of the award on each of the first six anniversaries of the award.

--------------------------------------------------------------------------------
OPTION/SAR GRANTS IN LAST FISCAL YEAR
--------------------------------------------------------------------------------

                                                                POTENTIAL REALIZABLE VALUE AT ASSUMED
                                                                     ANNUAL RATES OF STOCK PRICE
                      INDIVIDUAL GRANTS                          APPRECIATION FOR OPTION TERM ($)/1/
--------------------------------------------------------------- --------------------------------------
     (A)           (B)          (C)          (D)        (E)                      (F)          (G)
                NUMBER OF    % OF TOTAL
                SECURITIES  OPTIONS/SARS
                UNDERLYING   GRANTED TO
               OPTIONS/SARS  EMPLOYEES   EXERCISE OR
                 GRANTED     IN FISCAL   BASE PRICE  EXPIRATION      0%           5%          10%
 NAME/GROUP       (#)/2/        YEAR       ($/SH)       DATE    APPRECIATION APPRECIATION APPRECIATION
------------------------------------------------------------------------------------------------------
R.E. Cawthorn     51,511        2.80        35.00     2/23/04       -0-       1,133,860    2,873,438
M. de Rosen       34,080        1.85        35.00     2/23/04       -0-         750,169    1,901,085
M.E. Karobath     28,011        1.52        35.00     2/23/04       -0-         616,578    1,562,538
J.B. Bartlett        -0-
J.A. Sedor         6,857         .37        35.00     2/23/04       -0-         150,936      382,504

--------
/1/ "Potential Realizable Value" has been calculated assuming an aggregate ten-year appreciation of the market value of the Company's common stock at annual compounded rates of 5% and 10%, respectively (or aggregate ten-year appreciation of approximately 63% and 159%, respectively, to stock prices of $57.01 and $90.73 per share, respectively). There can be no assurance that the market value of the Company's common stock will appreciate in the assumed manner. The column reflecting no appreciation is included for illustrative purposes only; the market value of the Company's common stock on March 10, 1995 was $40.625 per share.

/2/ Options granted in 1994 become exercisable during continued employment at the rate of one-third of the total grant on each of the first three anniversaries of the date of grant and remain exercisable during continued employment until ten years after date of grant.

--------------------------------------------------------------------------------
AGGREGATED OPTION/SAR EXERCISES IN 1994 & 1994 YEAR-END OPTION/SAR VALUES
--------------------------------------------------------------------------------

     (A)             (B)         (C)               (D)                       (E)
                                          NUMBER OF SECURITIES      VALUE OF UNEXERCISED,
                                         UNDERLYING UNEXERCISED         IN-THE-MONEY
                                             OPTIONS/SARS AT           OPTIONS/SARS AT
                                               FY-END (#)               FY-END ($)/1/
                                        ------------------------- -------------------------
               SHARES ACQUIRED  VALUE
    NAME       ON EXERCISE (#) REALIZED EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
-------------------------------------------------------------------------------------------
R.E. Cawthorn        -0-         -0-      316,883      157,402     3,016,856       -0-
M. de Rosen          -0-         -0-          -0-       84,080           -0-       -0-
M.E. Karobath        -0-         -0-       19,406      100,824           -0-       -0-
J.A. Sedor           -0-         -0-       17,449       42,298        17,767       -0-
J.B. Bartlett        -0-         -0-       31,014       38,166        64,490       -0-

--------
/1/ Calculated on the difference between the December 30, 1994 market value of $36.50 and the option price.

                                 PENSION TABLE

                      ESTIMATED ANNUAL RETIREMENT BENEFITS

FINAL AVERAGE                           YEARS OF CREDITED SERVICE
   ANNUAL                   ----------------------------------------------------------------------------------------
COMPENSATION                  10                                15                                20
-------------               -------                           -------                           -------
   $300,000                  91,056                           136,056                           136,056
   $400,000                 126,056                           186,056                           186,056
   $500,000                 161,056                           236,056                           236,056
   $600,000                 196,056                           286,056                           286,056
   $700,000                 231,056                           336,056                           336,056
   $800,000                 266,056                           386,056                           386,056
   $900,000                 301,056                           436,056                           436,056
 $1,000,000                 336,056                           486,056                           486,056
 $1,100,000                 371,056                           536,056                           536,056
 $1,200,000                 406,056                           586,056                           586,056

  The foregoing table shows the estimated annual benefits payable to certain of the named executive officers of the Company upon retirement, in specified remuneration classes and years of credited service, under the Pension Plan of Rhone-Poulenc Rorer Inc. (the "Pension Plan") and the Supplemental Executive Retirement Plan.

  The Pension Plan covers substantially all of the salaried employees of the Company and most of its United States subsidiaries. Annual retirement benefits under the Pension Plan are based upon age, credited service and final average compensation calculated on the basis of the participant's highest consecutive five years of base salary (not including any bonuses earned or paid) earned in the last ten consecutive years of employment. The Pension Plan is indirectly integrated with Social Security and provides benefits which vary according to salary level. The Company's contribution to the Pension Plan in 1994 represented approximately 3% of the aggregate base annual compensation of all Pension Plan participants as of January 1, 1994. The years of service for the named executive officers who participate in the Pension Plan are Mr. Cawthorn, 13 years; Dr. Karobath, 2 years; Mr. Bartlett, 9 years and Mr. Sedor, 23 years.

  The Company adopted, effective January 1, 1988, the Rorer Group Inc. Supplemental Executive Retirement Plan for the benefit of executives designated by the Board of Directors. The plan, whose current participants are Messrs. Cawthorn and Bartlett who are named executive officers, provides for an annual supplemental retirement benefit equal to the sum of up to 4% of the participant's average annual compensation received during either his final three years or five years of service for each of his first five years of service, plus up to 3% of such compensation for each of his next ten years of service, reduced by the amount of Social Security retirement benefits and by the annual retirement benefit payable under the Company's Pension Plan and under any other defined benefit plan in which the participant participated prior to his employment with the Company. The compensation as specified in the table includes salary and bonus as reported in the Summary Compensation Table on page 13.

AGREEMENTS WITH CERTAIN EXECUTIVE OFFICERS

  Cawthorn Employment Agreement. On March 12, 1990, the Company and Mr. Cawthorn entered into the Cawthorn Employment Agreement, which became effective on May 5, 1990, the date RP acquired Shares pursuant to the Tender Offer (the "Commencement Date").

  The Cawthorn Employment Agreement originally provided, among other things, for an initial term ending on the fourth anniversary of the Commencement Date, subject to certain extensions (the "Employment Term"). On March 18, 1994, the Company and Mr. Cawthorn extended the term of the

Cawthorn Employment Agreement for an additional year, to May 5, 1995, and made certain amendments to the Cawthorn Employment Agreement. In January 1995, Mr. Cawthorn announced that, effective at the Annual Meeting of Shareholders in April, he will step down as Chief Executive Officer of the Company, while remaining as Chairman and an employee of the Company. Mr. Cawthorn's resignation as Chief Executive Officer will terminate the Cawthorn Employment Agreement.

  The Cawthorn Employment Agreement provides guidelines for the determination of Mr. Cawthorn's annual rate of salary for the Employment Term (the "Base Salary"). In addition, Mr. Cawthorn has received annual bonuses during the Employment Term in accordance with the Company's annual bonus plan (the "Annual Bonus").

  During the Employment Term, Mr. Cawthorn has also received annual grants (the "Annual Grants") of restricted Shares and of options to purchase Shares. The amount of Shares covered by each such grant have been determined in accordance with the methodology of the Company's Long Term Incentive Plan as in effect in March 1989. The first such grant occurred as of August 21, 1990 and a subsequent grant was made in March 1991. In 1992, Mr. Cawthorn voluntarily took a stock option grant offered to senior executives in lieu of a restricted stock grant in keeping with the Company's elimination of restricted stock as a means of compensation.

  In addition, Mr. Cawthorn received as of August 21, 1990, a grant (the "One Time Grant") of an option to purchase 200,000 Shares at an option price of $30.175, the market value of the Shares during a ten-day trading period in August 1990 (all figures restated to reflect a two-for-one split in the Shares in June 1991), which option was to become exercisable upon the fulfillment of certain conditions, including the maturity of the Contingent Value Rights ("CVRs"), without payment by RP, in 1993 or 1994. In 1991, the One Time Grant was amended to provide that 35% of the Shares would become exercisable in the event of the maturity of the CVRs without payment by RP and 65% of the Shares would become exercisable if certain income targets were met, provided the CVRs matured without payment by RP and further that the options would become exercisable in the year 2000 or earlier, assuming continued employment. The CVRs expired in July 1993 and pursuant to their terms, RP paid CVR holders for each CVR the sum of $.13, representing the difference between the average market value of RPR common shares for a 90-day period prior to expiration ($49.00) and the CVR Target Price of $49.13. In light of the substantial performance of the CVR Target, the terms of the One-Time Grant (and similar grants to certain other executives) were modified to provide for immediate vesting of 35% of the grant and cancellation of the remainder of the option. Mr. Cawthorn may exercise the vested portion at any time prior its expiration in the year 2000.

  Under the Annual Grants, the options become exercisable to purchase one-third of the Shares covered by the option on each of the first three anniversaries of the date of grant; upon termination of Mr. Cawthorn's employment (a) by reason of death or (b) by reason of total and permanent disability, then effective upon such Termination Date, all options shall be fully exercisable and, notwithstanding the foregoing, all options to the extent not then exercisable shall become fully exercisable as of the date of a Change in Control of the Company.

  Furthermore, during the Employment Term, Mr. Cawthorn has been entitled to receive medical, death and disability benefits at least equivalent to those provided by the Company to its senior management.

  The Cawthorn Employment Agreement provides for certain benefits upon the termination of Mr. Cawthorn's employment. If Mr. Cawthorn's employment terminates on account of his death or total and permanent disability, then Mr. Cawthorn (or his estate) would receive (i) in the event of death, a lump-sum payment equal to the Base Salary in effect at the time of death, (ii) in the event of total and permanent disability, amounts in lieu of Base Salary at the annual Base Salary in effect on the Termination Date, payable semi-monthly, for a period of 12 months following the Termination Date. In addition, Mr. Cawthorn (or his estate) would receive his compensation accrued through the Termination Date and any options held by him that are subject to vesting would become fully vested.

  Upon termination of Mr. Cawthorn's employment with the Company, Mr. Cawthorn will receive a lump sum payment amounting to the aggregate of his 1994 salary and the Annual Bonus paid for 1994. In addition, all outstanding stock options will immediately vest and he will have a period of five years following termination of employment to exercise options which have vested at that time.

  For a one-year period following termination of his employment, Mr. Cawthorn has agreed not to engage, directly or indirectly, and whether in an employment, management or ownership capacity (other than through the ownership of 5% or less of a company's voting stock), in any business which competes with the business of the Company or any group, division or subsidiary of the Company.

  The Company has entered into an indemnification agreement with Mr. Cawthorn dated as of March 12, 1990 (the "Indemnification Agreement"), pursuant to which Mr. Cawthorn shall be indemnified against any liabilities, penalties, costs and expenses of any nature arising out of his past, present, or future employment with the Company and incurred by him in connection with any threatened, pending or completed action, suit, appeal or other proceeding of any nature. However, the Company shall not be liable under the Indemnification Agreement to make any payment to the extent that, among other things, payment is made under an insurance policy provided by the Company or Mr. Cawthorn is indemnified by the Company under its Articles of Incorporation or By-Laws or under the Pennsylvania Business Corporation Law.

  Karobath Employment Agreement. In connection with his employment with the Company in 1992, Dr. Karobath entered into a contract with the Company which provides for accelerated pension benefits and for the payment of salary and target bonus for the remainder of the period in the event the Company terminates his employment other than for cause during the first three years of employment.

  Bartlett Consultantcy Agreement. In connection with his retirement from the Company, Mr. Bartlett entered into an agreement which provides that he will consult with the Company for a period of two years. For this consultantcy, Mr. Bartlett will receive consideration at the rate of his 1994 salary, together with medical insurance coverage for this period. In addition, stock option grants will continue to vest for this term and Mr. Bartlett will have up to six months following this period to exercise his options. In addition, Mr. Bartlett's Supplementary Executive Retirement Plan benefit will be calculated on the basis of the average of the compensation received for the period 1992 through 1996.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Following the combination of the Company and HPB, RP and the Company have continued to provide services and to sell products to each other. In 1994, sales by the Company to RP and its affiliates amounted to $123 million. The Company purchased materials from RP in 1994 at a cost of $40 million.

  Pursuant to a service contract (the "Service Contract") with the Company, a subsidiary of RP provides services to the Company in certain areas, including general administration, finance, human relations, information services and communications. RP and the Company, acting through their respective subsidiaries, have also entered into two research contracts (the "Research Contracts") pursuant to which RP provides the Company with access to research results likely to be applicable in the field of human pharmaceuticals. The Service Contract and the Research Contracts were renewed as of August 1, 1991 for additional terms ending on December 31, 1994. The amount of annual fees paid to RP in 1994 pursuant to such agreements approximated FF60 million and FF58 million, respectively.

  In addition, RP paid RPR in 1994 a fee of $7.4 million for RPR's management of Cooperation Pharmaceutique Francais, acquired by RP in 1994.

  As of December 31, 1994, RP had loans outstanding to the Company of $69 million. In 1994, the maximum principal amount of such loans was $175 million and net interest payments for such loans amounted to $16 million. RP has guaranteed certain debt obligations of the Company and certain of its subsidiaries and received fees in consideration therefor of approximately $200,000 for 1994. As of December 31, 1994, the aggregate principal amount of loans so guaranteed was $73 million.

  In 1992, the Company and RP entered into an agreement which provided for the payment to RP of an annual fee of 15 basis points or approximately $450,000 in consideration of the Support Agreement between the Company and RP dated December 18, 1991 by which RP undertook certain contingent obligations with respect to the Market Auction Preferred Shares issued by the Company. The fee paid in 1994 was approximately $344,000 due to the redemption, in 1993, of one-quarter of the Market Auction Preferred Shares.

  Pursuant to an agreement reached with respect to activities in 1994, RP paid to Patrick Langlois, Senior Vice President and Chief Financial Officer, for consulting services rendered to RP, fees totaling $50,000. The Company believes that, although these services are essentially incidental to the performance of Mr. Langlois' ordinary duties and do not present a conflict of interest, it should be compensated for making its executives available and thus reduced Mr. Langlois' compensation by the amount of fees received.

             PROPOSAL TO APPROVE THE 1995 RHONE-POULENC RORER INC.
                            EQUITY COMPENSATION PLAN

THE PROPOSAL

  At the Annual Meeting, there will be presented to the shareholders a proposal to approve and ratify the adoption of the 1995 Rhone-Poulenc Rorer Inc. Equity Compensation Plan (the "Plan"). The Plan was created to assist the Company in retaining and attracting officers, other employees, directors and principals of organizations involved with the Company on significant projects ("Key Advisors") by offering those individuals a proprietary interest in the Company. The Board adopted the Plan subject to shareholder approval at the Annual Meeting. The Plan will not be effective unless and until shareholder approval is obtained.

  The Omnibus Reconciliation Act of 1993 added Section 162(m) to the Internal Revenue Code of 1986, as amended (the "Code"). Effective January 1, 1994, this provision disallows a public company's deductions for employee remuneration exceeding $1,000,000 per year for the CEO and the other four most highly compensated officers, but contains an exception for qualified "performance-based compensation." In December 1993, the Internal Revenue Service issued proposed regulations interpreting this provision and has since issued amendments to such regulations. The new law requires that certain actions be taken by a compensation committee of two or more outside directors and the material terms of such remuneration be approved by the shareholders to qualify the remuneration as "performance-based compensation."

  The Plan is intended to qualify grants of options and stock appreciation rights made under the Plan as "performance-based compensation" pursuant to
Section 162(m) of the Code, as discussed above. However, until proposed regulations interpreting Section 162(m) are finalized, there can be no assurance that all applicable requirements will be met by the Plan.

VOTE REQUIRED FOR APPROVAL

  The proposal to approve the adoption of the Plan requires for its approval the affirmative vote of a majority of Shares present in person or represented by proxy at the Annual Meeting. Abstentions may be specified on the proposal and will be considered present at the Annual Meeting, but will not be counted as affirmative votes. Abstentions, therefore, will have the practical effect of voting against the proposal because the affirmative vote of a majority of the shares present at the Annual Meeting is required to approve the proposal. Broker non-votes are considered not present at the Annual Meeting and, therefore, will not be voted or have any effect on the proposal.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE PROPOSAL.

                            DESCRIPTION OF THE PLAN

  The Plan is set forth as Appendix A to this Proxy Statement, and the description of the Plan contained herein is qualified in its entirety by reference to Appendix A.

  General. Subject to adjustment in certain circumstances as discussed below, the Plan authorizes up to 5,000,000 shares of Common Stock for issuance pursuant to the terms of the Plan. If and to the extent options granted under the Plan terminate, expire or cancel without being exercised, or if any shares of restricted stock are forfeited, the shares subject to such option or award again will be available for purposes of the Plan.

  Administration of the Plan. The Plan will be administered and interpreted by a Committee of the Board (the "Committee") consisting of not less than two persons appointed by the Board from among its members who are not employees of the Company, and who are not entitled to participate in the Plan, other than as recipients of nondiscretionary grants of stock options due to their status as non-employee directors. The Committee will also consist of not less that two persons who are "outside directors" under Section 162(m) of the Code. The Committee, as constituted on March 10, 1995, met and continues to meet the requirements under Section 162(m) of the Code and has approved the Plan and will approve grants made thereunder. The Committee has the sole authority to determine (i) the employees and Key Advisors to whom options and/or awards are to be granted under the Plan, (ii) the type, size and terms of the options,
(iii) the time when the options and/or awards are to be granted and the duration of the exercise period and (iv) any other matters arising under the Plan.

  Grants. Incentives under the Plan consist of incentive stock options, non-qualified stock options, restricted stock grants and stock appreciation rights (hereinafter collectively referred to as "Grants"). All Grants are subject to the terms and conditions set forth in the Plan and to those other terms and conditions consistent with the Plan as the Committee deems appropriate and as are specified in writing by the Committee to the designated individual (the "Grant Letter"). The Committee must approve the form and provisions of each Grant Letter to an individual.

  Eligibility for Participation. Officers and other employees of the Company and Key Advisors designated by the Company and non-employee directors are eligible to participate in the Plan (hereinafter referred to individually as the "Participant" and collectively as the "Participants"). Approximately 25 officers and 3,900 other employees and an as-yet undetermined number of Key Advisors (estimated to be fewer than 25) will be eligible to participate. The Committee selects the employees and Key Advisors to receive Grants (together with non-employee directors, the "Grantees") from among the Participants and determines the number of shares of Common Stock subject to a particular Grant. During the term of the Plan, a Grantee may only receive options, stock appreciation rights or restricted stock awards for up to a total of 500,000 shares of Common Stock.

  The Plan provides that all individuals who become non-employee directors after the effective date of the Plan, May 1, 1995, will receive a one-time grant of options for the purchase of 20,000 shares of Common Stock as of the date of the first meeting of shareholders at which he or she is elected to the Board or at the first meeting of shareholders after he or she becomes a director (whether or not he or she is a candidate for election). The exercise price of stock options will be based on the fair market value of Common Stock on the date of grant. The stock options become exercisable at the rate of 20% per year. Non-employee directors may not sell the shares of Company Stock after exercise of the stock options for six months after the date they are granted.

  Granting of Options. The Committee may grant options qualifying as incentive stock options ("ISOs") within the meaning of section 422 of the Code and/or other stock options ("NQSOs") in accordance with the terms and conditions set forth in the Plan or any combination of ISOs or NQSOs (hereinafter referred to collective as "Stock Options").

  Term, Purchase Price, Vesting and Method of Exercise. The exercise price of Common Stock subject to an ISO or NQSO is the fair market value of such stock on the date the Stock Option is granted. Notwithstanding the foregoing, with respect to an NQSO, the exercise price may be equal to either (i) the fair market value of Common Stock as of a date subsequent to the date of grant as specified by the Committee in the Grant Letter or (ii) the average of such fair market value over a period of time as specified by the Committee in the Grant Letter. However, no exercise price will be given effect that would result in the loss of a deduction under Section 162(m) of the Code. On March 1, 1995, the fair market value of a share of Common Stock was $40.75 per share.

  The Committee determines the option exercise period for each Stock Option; provided, however, that the exercise period may not exceed ten years from the date of grant. The vesting period for Stock Options commences on the date of grant and ends on the third anniversary of such date, with one-third of the shares becoming purchasable on each anniversary date or as is determined by the Committee, in its sole discretion, and is specified in a Grant Letter. A Grantee may exercise a Stock Option by delivering notice of exercise to the Committee with accompanying payment of the option price. The Grantee may pay the option price in cash, by delivering shares of Common Stock already owned by the Grantee and having a fair market value on the date of exercise equal to the option price or with a combination of cash and shares. The Grantee must pay the option price and the amount of any withholding tax due, if any, at the time of exercise. Shares of Common Stock will not be issued or transferred upon exercise of the Stock Option until the option price and the withholding obligation are fully paid.

  Restricted Stock Grants. The Committee may issue or transfer shares of Common Stock under a Grant (a "Restricted Stock Grant") pursuant to the Plan. Shares of Common Stock issued pursuant to a Restricted Stock Grant are issued for no consideration, and the Committee grants to each Grantee a number of shares of Common Stock determined in its sole discretion, but no greater than the maximum limit described above. If a Grantee's employment terminates during the period, if any, designated in the Grant Letter as the period during which the transfer of the shares is restricted (the "Restriction Period"), the Restricted Stock Grant terminates with respect to all shares covered by the Grant as to which the restrictions on transfer have not lapsed, and those shares of Common Stock must be immediately returned to the Company. During the Restriction Period, a Grantee may not sell, assign, transfer, pledge or otherwise dispose of the shares of Common Stock to which such Restriction Period applies, except to a successor grantee in the event of the Grantee's death. All restrictions imposed under the Restricted Stock Grant lapse upon the expiration of the applicable Restriction Period. In addition, the Committee may determine as to any or all Restricted Grants that all restrictions will lapse under such other circumstances as it deems equitable.

  Stock Appreciation Rights. The Committee may grant stock appreciation rights ("SARs") to any Grantee in tandem with any Stock Option, for all or a portion of the applicable Stock Option, either at the time the Stock Option is granted or at any time thereafter while the Stock Option remains outstanding. Any number of SARs granted to a Grantee which are exercisable during any given period of time may not exceed the number of shares of Common Stock which the Grantee may purchase upon the exercise of the related Stock Option during such period of time. Upon the exercise of a Stock Option, the SARs relating to the Common Stock covered by such Stock Option terminate. Upon the exercise of SARs, the related Stock Option terminates as to the extent of an equal number of shares of Common Stock.

  Upon a Grantee's exercise of some or all of his SARs, the Grantee receives in settlement of such SARs an amount equal to the value of the stock appreciation for the number of SARs exercised, payable in cash, Common Stock or a combination thereof. The stock appreciation for an SAR is the difference between the option price specified for the related Stock Option and the fair market value of the underlying Common Stock on the date of exercise of the SAR. The Plan provides that the exercise price of an SAR is the (i) exercise price or option price of the related Stock Option or (ii) the fair market value of a share of Common Stock as of the date of grant of the SAR, if the SAR is granted after the Stock Option and the option price under (i) would result in the disallowance of the Company's expense deduction upon exercise of the SAR under
Section 162(m) of the Code.

  An SAR is exercisable only during the period when the Stock Option to which it relates is also exercisable; provided, however, that in no event may an SAR be exercisable during the first six months after being granted, except in the event of the death or disability of the Grantee (if the related Stock Option is then exercisable).

  Amendment and Termination of the Plan. The Board may amend or terminate the Plan at any time; provided, however, that any amendment that materially increases the benefits accruing to Participants under the Plan, increases the aggregate number (or individual limit for any Grantee) of shares of Common Stock that may be issued or transferred under the Plan or materially modifies the requirements as to eligibility for participation will be subject to approval by the shareholders of the Company. The Plan will terminate on April 30, 2005 unless terminated earlier by the Board or extended by the Board with approval of the shareholders.

  Amendment and Termination of Outstanding Grants. A termination or amendment of the Plan that occurs after a Grant is made will not result in the termination or amendment of the Grant unless the Grantee consents or unless the Committee revokes a Grant the terms of which are contrary to applicable law. The termination of the Plan will not impair the power and authority of the Committee with respect to outstanding Grants.

  Adjustment Provisions; Change of Control of the Company. If there is any change in the number or kind of shares of Common Stock through the declaration of stock dividends, or through a recapitalization, stock split, or combinations or exchanges of such shares, or merger, recapitalization or consolidation of the Company, reclassification or change in the par value or by reason of any other extraordinary or unusual event without the Company's receipt of consideration, the number of shares of Common Stock available for Grants, the maximum number of shares of Common Stock subject to Grants that a Participant may receive during the term of the Plan, the number of shares subject to automatic option grants to non-employee directors to be made after such event and the number of such shares covered by outstanding Grants, and the price per share or the applicable market value of such Grants, will be proportionately adjusted by the Committee to reflect any increase or decrease in the number or kind of issued shares of Common Stock.

  In the event of a Change of Control of the Company, (i) all outstanding Stock Options will become immediately exercisable and (ii) all restrictions on the transfer of shares with respect to a Restricted Stock Grant which have not, prior to such date, been forfeited will immediately lapse. A Change of Control of the Company will be deemed to have taken place if Rhone-Poulenc S.A. and its affiliates cease to be the beneficial owners of more than 50% of the combined voting power of the Company's then outstanding securities.

  Other Plan Provisions. A Grant under the Plan will not be construed as conferring upon any Grantee a contract of employment or service, and such Grant will not confer upon the Grantee any rights upon termination of employment or service, other than certain limited rights as to the exercise of a Stock Option for a designated period of time following such termination.

  Federal Income Tax Consequences. Set forth below is a general description of the federal income tax consequences relating to Grants under the Plan. Grantees are urged to consult with their personal tax advisors concerning the application of the principles discussed below to their own situations and the application of state and local tax laws.

  Non-Qualified Stock Options. There are no federal income tax consequences to Grantees or to the Company upon the grant of an NQSO under the Plan. Upon the exercise of NQSOs, Grantees will recognize ordinary compensation income in an amount equal to the excess of the fair market value of the shares at the time of exercise over the exercise price of the NQSO, and the Company generally will be entitled to a corresponding federal income tax deduction. Upon the sale of shares acquired by exercise of an NQSO, a Grantee will have a capital gain or loss (long-term or short-term depending upon the length of time the shares were held) in an amount equal to the difference between the amount realized upon the sale and the Grantee's adjusted tax basis in the shares (the exercise price plus the amount of ordinary income recognized by the Grantee at the time of exercise of the NQSO).

  Incentive Stock Options. Grantees will not be subject to federal income taxation upon the grant or exercise of ISOs granted under the Plan, and the Company will not be entitled to a federal income tax deduction by reason of such grant or exercise. However, the amount by which the fair market value of the shares at the time of exercise exceeds the Stock Option price (or the Grantee's other tax basis in the shares) is an item of tax preference subject to the alternative minimum tax applicable to the person exercising the ISO. A sale of shares acquired by exercise of an ISO that does not occur within one year after the exercise or within two years after the grant of the ISO generally will result in the recognition of long-term capital gain or loss in the amount of the difference between the amount realized on the sale and the Stock Option price (or the Grantee's other tax basis in the shares), and the Company will not be entitled to any tax deduction in connection therewith.

  If such sale occurs within one year from the date of exercise of the ISO or within two years from the date of grant (a "disqualifying disposition") and is a transaction in which a loss, if sustained, would be recognized, the Grantee generally will recognize ordinary compensation income equal to the lesser of
(i) the excess of the fair market value of the shares on the date of exercise over the exercise price (or the Grantee's other tax basis in the shares), or
(ii) the excess of the amount realized on the sale of the shares over the exercise price (or the Grantee's other tax basis in the shares). In the case of a disqualifying disposition where a loss, if sustained, would not be recognized, the Grantee will recognize ordinary income equal to the excess of the fair market value of the shares on the date of exercise over the Stock Option price (or the Grantee's other tax basis in the shares). Any amount realized on a disqualifying disposition in excess of the amount treated as ordinary compensation income (or any loss realized) will be a long-term or a short-term capital gain (or loss), depending upon the length of time the shares were held. The Company generally will be entitled to a tax deduction on a disqualifying disposition corresponding to the ordinary compensation income recognized by the Grantee.

  Generally, where previously acquired Common Stock is used to exercise an outstanding ISO or NQSO, appreciation on such stock will not be recognized as income. However, if such Common Stock was acquired pursuant to the exercise of an ISO, a disqualifying disposition will be deemed to have occurred if such stock is used to exercise another ISO prior to the expiration of the applicable holding periods.

  Restricted Stock. A Grantee normally will not recognize taxable income upon the award of a Restricted Stock Grant, and the Company will not be entitled to a deduction, until such stock is transferable by the Grantee or no longer subject to a substantial risk of forfeiture for federal tax purposes, whichever occurs earlier. When the Common Stock is either transferable or is no longer subject to a substantial risk of forfeiture, the Grantee will recognize ordinary compensation income in an amount equal to the fair market value of the Common Stock at that time and the Company will be entitled to a deduction in the same amount. A Participant may, however, elect to recognize ordinary compensation income in the year the Restricted Stock Grant is awarded in an amount equal to the fair market value of the Common Stock at that time, determined without regard to the restrictions. In this event, the Company will be entitled to a deduction in the same year. Any gain or loss recognized by the Grantee upon subsequent disposition of the Common Stock will be capital gain or loss. If, after making the election, any Common Stock subject to a Restricted Stock Grant is forfeited, or if the market value declines during the Restriction Period, the Grantee is not entitled to any tax deduction or tax refund.

  Stock Appreciation Rights. The Grantee will not recognize any income upon the grant of an SAR. Upon the exercise of an SAR, the Grantee will recognize ordinary compensation income in the amount of both the cash and the fair market value of the shares of Common Stock received upon such exercise, and the Company is entitled to a corresponding deduction. In the event that the Grantee receives shares of Common Stock upon the exercise of an SAR, the shares so acquired will have a tax basis equal to their fair market value on the date of transfer, and the holding period of the shares will commence on that date for purposes of determining whether a subsequent disposition of the shares will result in long-term or short-term capital gain or loss.

  Tax Withholding. The acceptance, exercise or surrender of a Grant will constitute a Grantee's full consent to whatever action the Committee deems necessary to satisfy any federal, state and local income and employment withholding tax obligations arising under the Plan. Grantees who exercise NQSOs or who possess shares of Common Stock as to which the restrictions on transfer have lapsed are required to remit an amount sufficient to cover the Grantee's federal, state and local withholding tax obligations associated with the exercise of such Grants. Grantees, upon the receipt of shares following the exercise of ISOs, are obligated to (i) immediately notify the Company of the disposition of any or all ISO shares within two years of the date of grant of the ISO or one year of the date of such exercise, and (ii) remit to the Company an amount sufficient to satisfy any withholding obligation arising from such disposition.

  Section 162(m). Under Section 162(m) of the Code, enacted in August 1993, the Company may be precluded from claiming a federal income tax deduction for total remuneration in excess of $1,000,000 paid to the chief executive officer or to any of the other four most highly compensated officers in any one year beginning in 1994. An exception does exist, however, for "performance-based compensation," including amounts received upon the exercise of stock options pursuant to a plan approved by shareholders that meets certain requirements. The Plan, when approved by shareholders, is intended to make grants of Stock Options and SARs thereunder meet the requirements of "performance-based compensation."

  No Grants will be made under the Plan until after shareholder approval of the Plan is obtained during the Annual Meeting. Grants to employees and Key Advisors are made at the discretion of the Committee who have no intention to make grants under the Plan until 1996. It is therefore unlikely that employees or Key Advisors will receive Grants under the Plan in the current fiscal year. For information with respect to the grant of options to certain executive officers during the year ended December 31, 1994, similar to those which may be granted under the Plan, see the table captioned "Option/SAR Grants in Last Fiscal Year" on page 15 above.

                 PROPOSAL TO RATIFY THE APPOINTMENT OF AUDITORS

  Upon the recommendation of the Audit Committee, the Board of Directors has appointed Coopers & Lybrand L.L.P. as independent accountants for the Company for the year 1995. Although shareholder action on this matter is not required, this appointment is being recommended to the shareholders for ratification. Coopers & Lybrand audited the accounts of the Company in 1994 and in prior years. Representatives of that firm will be present at the Annual Meeting with the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions from shareholders.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL.

                           GENERAL AND OTHER MATTERS

  The cost of soliciting proxies will be borne by the Company. Employees of the Company, personally or by telephone, may solicit the return of proxies. The Company has retained D.F. King & Co., Inc. to assist in soliciting proxies at a fee estimated to be $6,000, plus out-of-pocket expenses. In addition, arrangements have been made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals and the Company may reimburse them for their expenses in so doing.

  You are urged to sign and return your proxy promptly to make certain your shares will be voted at the meeting. For your convenience, a return envelope is enclosed, requiring no additional postage if mailed in the United States.

                           PROPOSALS OF SHAREHOLDERS

  Proposals of shareholders intended to be presented at the 1996 Annual Meeting must be received in writing no later than November 30, 1995 at the Office of the Secretary, Rhone-Poulenc Rorer Inc., 500 Arcola Road, Collegeville, Pennsylvania 19426.

  UPON WRITTEN REQUEST, THE COMPANY WILL FURNISH TO EACH HOLDER OF THE COMPANY'S COMMON SHARES A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1994 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. REQUESTS SHOULD BE SENT TO RHONE-POULENC RORER INC., 500 ARCOLA ROAD, COLLEGEVILLE, PENNSYLVANIA 19426, ATTENTION: DIRECTOR OF INVESTOR RELATIONS.

                                                                      APPENDIX A

               1995 RHONE-POULENC RORER EQUITY COMPENSATION PLAN

  The purpose of the Rhone-Poulenc Rorer Inc. 1995 Equity Compensation Plan (the "Plan") is (i) to authorize the Executive Personnel and Compensation Committee (the "Committee") of the Board of Directors to provide designated officers (including officers who are also directors), other employees and directors who are not employees ("Non-Employee Directors") of Rhone-Poulenc Rorer Inc. and its subsidiaries (hereinafter collectively referred to as the "Company") and principals of organizations involved with the Company on significant projects ("Key Advisors") with certain rights to acquire common stock of the Company and (ii) to provide for the grant of incentive stock options, nonqualified stock options and stock appreciation rights. The Company believes that the Plan will cause the participants to contribute materially to the growth of the Company, thereby benefitting the Company's shareholders and will align the economic interests of the participants with those of the shareholders. This Plan shall serve as the successor equity incentive program to the Rorer Group Inc. Equity Compensation Plan.

ADMINISTRATION

  The Plan shall be administered and interpreted by a committee (the "Committee") consisting of not less than two persons appointed by the Board of Directors of the Company from among its members who are Non-Employee Directors of the Company, all of whom shall be "disinterested persons" as defined under Rule 16b-3 under the Securities Exchange Act of 1934 (the "Exchange Act") and "outside directors" as defined under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") and related Treasury regulations. The Committee shall have the sole authority to determine (i) the employees and Key Advisors to whom options and awards shall be granted under the Plan, (ii) the type, size and terms of the awards to be made to each such individual, (iii) the time when the awards will be granted and the duration of the exercise period and (iv) any other matters arising under the Plan. Non-Employee Directors shall receive grants only pursuant to the provisions of Section 6. The Committee shall have full power and authority to administer and interpret the Plan, to make factual determinations and to adopt or amend such rules, regulations, agreements and instruments for implementing the Plan and for conduct of its business as it deems necessary or advisable, in its sole discretion. The Committee's interpretations of the Plan and all determinations made by the Committee pursuant to the powers vested in it hereunder shall be conclusive and binding on all persons having any interests in the Plan or in any awards granted hereunder. Notwithstanding the foregoing, administration of
Section 6 with respect to nondiscretionary grants to Non-Employee Directors is intended to be self-executing in accordance with the express terms and conditions of Section 6. However, to the extent that administrative determinations are required with respect to Section 6, such determinations shall be made by the members of the Board who are not eligible to receive grants under Section 6, but in no event shall such determinations affect the eligibility of optionees, the determination of the exercise price, the timing of the grants or the number of shares subject to such grants.

 Grants

  Incentives under the Plan shall consist of incentive stock options, nonqualified stock options, restricted stock grants and stock appreciation rights (hereinafter collectively referred to as "Grants"). All Grants shall be subject to the terms and conditions set forth herein and to those other terms and conditions consistent with this Plan as the Committee deems appropriate and as are specified in writing by the Committee to the employee (the "Grant Letter"). The Committee shall approve the form and provisions of each Grant Letter to an employee or Key Advisor. Grants under a particular Section of the Plan need not be uniform as among the employees or Key Advisors and Grants under two or more Sections of the Plan may be combined in one instrument; provided, however, that Grants to Non-Employee Directors shall be made only in accordance with the provisions of Section 6.

 Shares Subject to the Plan

  (a) Subject to the adjustment specified below, the aggregate number of shares of common stock of the Company ("Company Stock") that have been or may be issued or transferred under the Plan is [5,000,000] shares. During the term of the Plan, the maximum aggregate number of shares of Company Stock that shall be subject to options or awards under the Plan to any single individual shall be 500,000 shares. The shares may be authorized but unissued shares of Company Stock or reacquired shares of Company Stock, including shares repurchased by the Company on the open market. If and to the extent options granted under the Plan terminate, expire, or cancel without having been exercised, or if any shares of restricted stock are forfeited, the shares subject to such option or such award shall again be available for purposes of the Plan.

  (b) If there is any change in the number or kind of shares of Company Stock issuable under the Plan through the declaration of stock dividends, or through a recapitalization, stock splits, or combinations or exchanges of such shares, or merger, reorganization or consolidation of the Company, reclassification or change in par value or by reason of any other extraordinary or unusual events affecting the outstanding Company Stock as a class without the Company's receipt of consideration, the maximum number of shares of Company Stock available for Grants, the maximum number of shares of Company Stock for which any one individual participating in the Plan may be granted over the term of the Plan, the number of shares of Company Stock for which automatic grants are to be subsequently made to Non-Employee Directors under Section 6 and the number of such shares covered by outstanding Grants, and the price per share or the applicable market value of such Grants, shall be proportionately adjusted by the Committee to reflect any increase or decrease in the number or kind of issued shares of Company Stock to preclude the enlargement or dilution of rights and benefits under such Grants; provided, however, that any fractional shares resulting from such adjustment shall be eliminated. The adjustments determined by the Committee shall be final, binding and conclusive.

 Eligibility for Participation

  Officers and other employees of the Company and Key Advisors designated by the Committee and Non-Employee Directors shall be eligible to participate in the Plan (hereinafter referred to individually as the "Participant" and collectively as the "Participants"). The Committee shall select the employees and Key Advisors to receive Grants (together with Non-Employee Directors receiving Grants under Section 6, the "Grantees") from among the Participants and determine the number of shares of Company Stock subject to a particular Grant in such manner as the Committee determines; provided, however, that Non-Employee Directors shall only receive Grants pursuant to Section 6. Nothing contained in this Plan shall be construed to limit the right of the Company to grant options otherwise in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business or assets of any corporation, firm or association, including options granted to employees thereof who become employees of the Company, or for other proper corporate purpose.

 Granting of Options

  (a) Number of Shares. The Committee shall grant to each Grantee who is an employee or Key Advisor a number of stock options as the Committee shall determine.

  (b) Type of Option and Price. The Committee may grant options qualifying as incentive stock options ("Incentive Stock Options") within the meaning of
Section 422 of the Code and/or other stock options ("Nonqualified Stock Options") in accordance with the terms and conditions set forth herein or any combination of Incentive Stock Options and Nonqualified Stock Options (hereinafter referred to collectively as "Stock Options"); provided, however, that Key Advisors shall not be eligible to receive grants of Incentive Stock Options. The purchase price of Company Stock subject to an Incentive Stock Option or a Nonqualified Stock Option shall be the fair market value of a share of such Stock on the date such Stock Option is granted. Notwithstanding the foregoing, with respect to a Stock Option other than an Incentive Stock Option, the price at which Company Stock may be purchased may be equal to either (i) the fair market value of Company Stock as of a date subsequent to the date of grant as specified by the Committee in the Grant Letter or (ii) the average of such fair market value over a period of time as specified by the Committee in the Grant Letter, but only when the price so established would not result in the disallowance of the Company's expense deduction pursuant to Section 162(m) of the Code. The "fair market value" of Company Stock shall be the closing price of a share of Company Stock on the New York Stock Exchange; provided, however, that if shares of Company Stock shall not be listed on the New York Stock Exchange, then the fair market value will be the closing price of a share of Company Stock on the principal stock exchange on which such shares are listed for trading, or if no sale takes place on such day on any such exchange, the average of the closing bid and asked prices on such day as officially quoted on any such stock exchange or if the Company Stock is not admitted to trading on any stock exchange the fair market price shall be the last sale reported on the NASDAQ National Market System published in the Wall Street Journal or, if no such sale is so reported, the average of the reported closing bid and asked prices on such day in the over-the-counter market, as furnished by the National Association of Security Dealers Automated System, or, if such price at the time is not available from such system, as furnished by any similar system then engaged in the business of reporting such prices and selected by the Company or, if there is no such system, as furnished by any member of the National Association of Security Dealers, selected by the Company.

  (c) Exercise Period. The Committee shall determine the option exercise period of each Stock Option. The exercise period shall not exceed ten years from the date of grant. Notwithstanding any determinations by the Committee regarding the exercise period of any Stock Option, all outstanding Stock Options shall become immediately exercisable upon a Change in Control of the Company (as defined herein).

  (d) Vesting of Options. The vesting period for Stock Options shall commence on the date of grant and shall end on the third anniversary thereof, with one-third of the shares of Company Stock subject to each Grant becoming purchasable on each anniversary date of the grant, on a cumulative basis (except as otherwise provided herein or in the Grant Letter or as otherwise determined by the Committee). Notwithstanding any determinations by the Committee regarding the vesting period of any Stock Option, all outstanding Stock Options shall become immediately exercisable upon a Change in Control of the Company (as defined herein).

  (e) Manner of Exercise. A Grantee may exercise a Stock Option by delivering a notice of exercise to the Committee with accompanying payment of the option price. Such notice may instruct the Company to deliver shares of Company Stock due upon the exercise of the Stock Option to any registered broker or dealer designated by the Company ("Designated Broker") in lieu of delivery to the Grantee. Such instructions must designate the account into which the shares are to be deposited. The Grantee may tender this notice of exercise, which has been properly executed by the Grantee, and the aforementioned delivery instructions to any Designated Broker.

  (f) Termination of Employment, Disability or Death.

    (1) In the event the Grantee during his lifetime ceases to be an employee of the Company or Key Advisor for any reason other than death, any Stock Option which is otherwise exercisable by the Grantee shall terminate unless exercised within six months and one day of the date on which he ceases to be an employee or Key Advisor (or within such other period of time as may be specified in the Grant Letter), but in any event no later than the date of expiration of the option exercise period; provided, however, that in the case of a Grantee who is disabled within the meaning of Section 105(d)(4) of the Code, such period shall be one year rather than six months and one day (except as the Committee may otherwise provide in the Grant Letter) and that in the case of Incentive Stock Options, such period shall be 90 days rather than six months and provided further that in the case of a Grantee who takes normal or early retirement under the terms of a Company pension plan, such period shall be five years rather than six months and one day (except as the Committee may otherwise provide in the Grant Letter).

    (2) In the event of the death of the Grantee while he is an employee or Key Advisor of the Company or within not more than three months of the date on which he ceases to be an employee or Key Advisor (or within such other period of time as may be specified in the Grant Letter), any Stock Option which was otherwise exercisable by the Grantee at the date of death may be exercised by his personal representative at any time prior to the expiration of one year from the date of death, but in any event no later than the date of expiration of the option exercise period.

  (g) Satisfaction of Option Price. The Grantee shall pay the option price in cash or by delivering shares of Company Stock already owned by the Grantee for the period necessary to avoid a charge to the Company's earnings for financial reporting purposes and having a fair market value on the date of exercise equal to the option price or with a combination of cash and shares. The Grantee shall pay the option price and the amount of withholding tax due, if any, at the time of exercise. Shares of Company Stock shall not be issued or transferred upon exercise of a Stock Option until the option price is fully paid.

  (h) Rule 16b-3 Restrictions. Unless a Grantee could otherwise transfer Company Stock issued pursuant to a Stock Option granted hereunder without incurring liability under Section 16(b) of the Exchange Act, at least six months must elapse from the date of acquisition of a Stock Option to the date of disposition of the Company Stock issued upon exercise of such option.

  (i) Limits on Incentive Stock Options. Each Grant of an Incentive Stock Option shall provide that the aggregate fair market value of the Company Stock on the date of the Grant with respect to which Incentive Stock Options are exercisable for the first time by a Grantee during any calendar year under the Plan or any other stock option plan of the Company shall not exceed $100,000. An Incentive Stock Option shall not be granted to any Participant who, at the time of grant, owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or parent of the Company, unless the option price per share is not less than 110% of the fair market value of Company Stock on the date of grant and the option exercise period is not more than five years from the date of grant.

6. STOCK OPTION GRANTS TO NON-EMPLOYEE DIRECTORS

  (a) Number of Shares. Each individual who becomes a Non-Employee Director after the effective date of this Plan as set forth in Section 18 shall receive a grant of a Non-qualified Stock Option to purchase 20,000 shares of Company Stock as of the date of the first meeting of shareholders at which he or she is first elected to the Board of Directors or the first meeting of shareholders after he or she becomes a director (whether or not he or she is a candidate for election).

  (b) Option Price and Exercise Period. The purchase price of Company Stock subject to such grants shall be the fair market value of a share of such stock as of the date such Stock Option is granted. "Fair Market Value" shall be determined pursuant to Section 5(b). Each Stock Option granted pursuant to this Section shall have an exercise period of ten years from the date of grant.

  (c) Vesting of Options. The vesting period for such Stock Options shall commence on the date of grant and shall end on the fifth anniversary thereof, with 20% of the shares of Company Stock subject to each grant becoming exercisable on each anniversary date of the grant, on a cumulative basis. Notwithstanding the foregoing, all outstanding Stock Options granted pursuant to this Section shall become immediately exercisable upon a Change in Control of the Company (as defined herein).

  (d) Manner of Exercise and Satisfaction of Option Price. A Non-Employee Director may exercise and satisfy the option price of Stock Options granted pursuant to this Section in accordance with the provisions of Section 5(e) and
(g) respectively.

  (e) Termination of Relationship With the Company, Disability or Death.

    (1) In the event a Non-Employee Director during his lifetime ceases to serve as a Non-Employee Director for any reason other than on account of becoming an employee of the Company or death, any Stock Option granted pursuant to this Section which is otherwise exercisable by the Non-Employee Director shall terminate unless exercised within six months of the date on which he ceases to serve as a Non-Employee Director, but in any event no later than the date of expiration of the option exercise period; provided, however, that in the case of a Non-Employee Director who is disabled within the meaning of Section 105(d)(4) of the Code, such period shall be one year rather than six months.

    (2) In the event of the death of the Non-Employee Director while he is serving as a Non-Employee Director or within not more than three months of the date on which he ceases to be a Non-Employee Director, any Stock Option granted pursuant to this Section which was otherwise exercisable by the Non-Employee Director at the date of death may be exercised by his personal representative at any time prior to the expiration of one year from the date of death, but in any event no later than the date of expiration of the option exercise period.

  (f) Rule 16b-3 Restrictions. Unless a Non-Employee Director could otherwise transfer Company Stock issued pursuant to a Stock Option granted pursuant to this Section without incurring liability under Section 16(b) of the Exchange Act, at least six months must elapse from the date of acquisition of the Stock Option to the date of disposition of the Company Stock issued upon exercise of such Stock Option. Notwithstanding any other provision of the Plan, this Section may not be amended more than once every six months, except for amendments necessary to conform the Plan to changes of the provisions of, or the regulations relating to, the Code.

7. RESTRICTED STOCK GRANTS

  The Committee may issue or transfer shares of Company Stock to a Participant under a grant (a "Restricted Stock Grant") pursuant to an incentive or long range compensation plan or program approved by the Committee and adopted by the Board of Directors of the Company. Key Advisors shall not be eligible to receive Restricted Stock Grants. The following provisions are applicable to Restricted Stock Grants:

    (a) General Requirements. Shares of Company Stock issued pursuant to Restricted Stock Grants will be issued for no consideration. Subject to any other restrictions by the Committee as provided pursuant to this Section, restrictions on the transfer of shares of Company Stock set forth in
  Section 7(d) shall lapse as to up to one-third of the shares covered by a Restricted Stock Grant on each anniversary of the date of the grant or such other date as the Committee may approve until the restrictions have lapsed on 100% of the shares; provided, however, that upon a Change in Control of the Company (as defined herein), all restrictions on the transfer of the shares which have not, prior to such date, been forfeited shall immediately lapse. The period of years during which the Restricted Stock Grant will remain subject to restrictions will be designated in the Grant Letter as the "Restriction Period."

    (b) Number of Shares. The Committee shall grant to each Grantee a number of shares of Company Stock pursuant to a Restricted Stock Grant in such manner as the Committee determines.

    (c) Requirement of Employment. If the Grantee's employment terminates during a period designated in the Grant Letter as the Restriction Period, the Restricted Stock Grant terminates as to all shares covered by the Grant as to which restrictions on transfer have not lapsed, and those shares of Company Stock must be immediately returned to the Company. The Committee may, however, provide for complete or partial exceptions to this requirement as it deems equitable.

    (d) Restrictions on Transfer and Legend on Stock Certificate. During the Restriction Period, a Grantee may not sell, assign, transfer, pledge, or otherwise dispose of the shares of Company Stock to which such Restriction Period applies except to a Successor Grantee under Section 9. Each certificate for a share issued or transferred under a Restricted Stock Grant shall contain a legend giving appropriate notice of the restrictions in the Grant. The Grantee shall be entitled to have the legend removed from the stock certificate or certificates covering any of the shares subject to restrictions when all restrictions on such shares have lapsed.

    (e) During the Restriction Period, the Grantee shall have the right to vote shares subject to the Restricted Stock Grant and to receive any regular cash dividends paid on such shares.

    (f) Lapse of Restrictions. All restrictions imposed under the Restricted Stock Grant shall lapse upon the expiration of the applicable Restriction Period; provided, however, that upon a Change in Control of the Company (as defined herein), all restrictions on the transfer of the shares which have not, prior to such date, been forfeited shall immediately lapse. In addition, the Committee may determine as to any or all Restricted Stock Grants, that all the restrictions shall lapse, without regard to any Restriction Period, under such circumstances as it deems equitable.

8. STOCK APPRECIATION RIGHTS

  (a) The Committee may grant stock appreciation rights ("SARs") to any Grantee in tandem with any Stock Option, for all or a portion of the applicable Stock Option, either at the time the Stock Option is granted or at any time thereafter while the Stock Option remains outstanding; provided, however, that in the case of an Incentive Stock Option, such rights may be granted only at the time of the grant of such Stock Option. The exercise price of each SAR shall be equal to (i) the exercise price or option price of the related Stock Option or (ii) the fair market value of a share of Company Stock as of the date of grant of such SAR, but only in such circumstances where the SAR is granted subsequent to the date of grant of the related Stock Option and an exercise price established in accordance with clause (i) above would result in the disallowance of the Company's expense deduction pursuant to Section 162(m) of the Code and related Treasury regulations.

  (b) The number of SARs granted to a Grantee which shall be exercisable during any given period of time shall not exceed the number of shares of Company Stock which the Grantee may purchase upon the exercise of the related Stock Option or Stock Options during such period of time. Upon the exercise of a Stock Option, the SARs relating to the Company Stock covered by such Stock Option shall terminate. Upon the exercise of SARs, the related Stock Option shall terminate to the extent of an equal number of shares of Company Stock.

  (c) Upon a Grantee's exercise of some or all of his SARs, the Grantee shall receive in settlement of such SARs an amount equal to the value of the stock appreciation for the number of SARs exercised, payable in cash, Company Stock or a combination thereof. Subject to adjustments required pursuant to Subsection (a)(ii), the stock appreciation for an SAR is the difference between the option price specified for the related Stock Option and the fair market value of the underlying Company Stock on the date of exercise of such SAR.

  (d) At the time of such exercise, the Grantee shall have the right to elect the portion of the amount to be received that shall consist of cash and the portion that shall consist of Common Stock, which for purposes of calculating the number of shares of Company Stock to be received, shall be valued at their fair market value on the date of exercise of such SARs. The Committee shall have the right to disapprove a Grantee's election to receive cash in full or partial settlement of the SARs exercised, and to require that shares of Company Stock be delivered in lieu of cash. If shares of Company Stock are to be received upon exercise of an SAR, cash shall be delivered in lieu of any fractional share.

  (e) An SAR is exercisable only during the period when the Stock Option to which it is related is also exercisable. However, in no event shall an SAR be exercisable during the first six months after being granted, except that an SAR shall be exercisable at the time of death or disability of the Grantee if the related Stock Option is then exercisable. No SAR may be exercised for cash by an officer or director of the Company subject to Section 16 of the Exchange Act, in whole or in part, except in accordance with Rule 16b-3(e) under the Exchange Act.

9. TRANSFERABILITY OF OPTIONS AND GRANTS

  Only a Participant or his or her authorized legal representative may exercise rights under a Grant. Such persons may not transfer those rights except by will or by the laws of descent and distribution or, if permitted under Rule 16b-3 of the Exchange Act and if permitted in any specific case by the Committee in their sole discretion, pursuant to a qualified domestic relations order as defined under the Code or Title I of ERISA or the regulations thereunder. When a Participant dies, the personal representative or other person entitled to succeed to the rights of the Participant ("Successor Grantee") may exercise such rights. A Successor Grantee must furnish proof satisfactory to the Company of his or her right to receive the Grant under the Participant's will or under the applicable laws of descent and distribution.

10. CHANGE IN CONTROL OF THE COMPANY

  As used herein, a "Change in Control" shall be deemed to have occurred if Rhone-Poulenc S.A. and its Affiliates (as used herein, the term "Affiliates" shall be deemed to include any corporation, joint venture, or other business enterprise, whether incorporated or unincorporated, which Rhone-Poulenc S.A. directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with) cease to be the beneficial owners (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company's then outstanding securities.

11. AMENDMENT AND TERMINATION OF THE PLAN

  (a) Amendment. The Board of Directors of the Company, by written resolution, may amend or terminate the Plan at any time; provided, however, that any amendment that materially increases the benefits accruing to Participants under the Plan, increases the aggregate number (or individual limit for any single Grantee) of shares of Company Stock that may be issued or transferred under the Plan (other than by operation of Section 3(b)), or materially modifies the requirements as to eligibility for participation in the Plan, shall be subject to approval by the shareholders of the Company, and provided, further, that the Board of Directors shall not amend the Plan if such amendment would cause the Plan or any Grant, or the exercise of any right under the Plan to fail to comply with the requirements of Rule 16b-3 under the Exchange Act or if such amendment would cause the Plan or the Grant or exercise of an Incentive Stock Option under the Plan to fail to comply with the requirements of Section 422 of the Code including, without limitation, a reduction of the option price set forth in Section 5(b) or an extension of the period during which an Incentive Stock Option may be exercised as set forth in Section 5(c).

  (b) Termination of Plan. The Plan shall terminate on the tenth anniversary of its effective date unless terminated earlier by the Board of Directors of the Company or unless extended by the Board with the approval of the shareholders.

  (c) Termination and Amendment of Outstanding Grants. A termination or amendment of the Plan that occurs after a Grant is made shall not result in the termination or amendment of the Grant unless the Grantee consents or unless the Committee acts under Section 19(b). The termination of the Plan shall not impair the power and authority of the Committee with respect to an outstanding Grant. Whether or not the Plan has terminated, an outstanding Grant may be terminated or amended under Section 19(b) or may be amended by agreement of the Company and the Grantee consistent with the Plan.

12. FUNDING OF THE PLAN

  This Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Grants under this Plan. In no event shall interest be paid or accrued on any Grant, including unpaid installments of Grants.

13. RIGHTS OF PARTICIPANTS

  Nothing in this Plan shall entitle any Participant or other person to any claim or right to be granted an award under this Plan. Neither this Plan nor any action taken hereunder shall be construed as giving any Participant any rights to be retained by or in the employ of the Company.

14. WITHHOLDING OF TAXES

  The Company shall have the right to deduct from all Grants paid in cash, or from other wages paid to the employee of the Company, any federal, state or local taxes required by law to be withheld with respect to such cash awards and, in the case of Grants paid in Company Stock, the Participant or other person receiving such shares shall be required to pay to the Company the amount of any such taxes which the Company is required to withhold with respect to such Grants or the Company shall have the right to deduct from other wages paid to the employee by the Company the amount of any withholding due with respect to such Grants.

15. AGREEMENTS WITH PARTICIPANTS

  Each Grant made under this Plan shall be evidenced by a Grant Letter containing such terms and conditions as the Committee shall approve.

16. REQUIREMENTS FOR ISSUANCE OF SHARES

  No Company Stock shall be issued or transferred upon payment of any Grant hereunder unless and until all legal requirements applicable to the issuance or transfer of such Company Stock have been complied with to the satisfaction of the Committee. The Committee shall have the right to condition any Restricted Stock Grant or Stock Option made to any Participant hereunder on such Participant's undertaking in writing to comply with such restrictions on his subsequent disposition of such shares of Company Stock as the Committee shall deem necessary or advisable as a result of any applicable law, regulation or official interpretation thereof, and certificates representing such shares may be legended to reflect any such restrictions.

17. HEADINGS

  Section headings are for reference only. In the event of a conflict between a title and the content of a Section, the content of the Section shall control.

18. EFFECTIVE DATE AND DESIGNATION OF THE BOARD

  Subject to the approval of the Company's shareholders, this Plan shall be effective as of May 1, 1995.

19. MISCELLANEOUS

  (a) Substitute Grants. The Committee may make a Grant to an employee of another corporation who becomes a Participant by reason of a corporate merger, consolidation, acquisition of stock or property, reorganization or liquidation involving the Company or any of its subsidiaries in substitution for a stock option or restricted stock grant granted by such corporation ("Substituted Stock Incentives"). The terms and conditions of the substitute Grant may vary from the terms and conditions required by the Plan and from those of the Substituted Stock Incentives. The Committee shall prescribe the provisions of the substitute Grants.

  (b) Compliance with Law. The Plan, the exercise of Grants and the obligations of the Company to issue or transfer shares of Company Stock under Grants shall be subject to all applicable laws and to approvals by a governmental or regulatory agency as may be required. With respect to persons subject to
Section 16 of the Exchange Act, it is the intent of the Company that the Plan and all transactions under the Plan comply with all applicable provisions of Rule 16b-3 or its successors under the Exchange Act. The Committee may revoke any Grant if it is contrary to law or modify a Grant to bring it into compliance with any valid and mandatory government regulation. The Committee may also adopt rules regarding the withholding of taxes on payments to Grantees. The Committee may, in its sole discretion, agree to limit its authority under this Section.

  (c) Ownership of Stock. A Grantee or Successor Grantee shall have no rights as a shareholder with respect to any shares of Company Stock covered by a Grant until the shares are issued or transferred to the Grantee or Successor Grantee on the stock transfer records of the Company; provided, however, that such individuals shall have the right to vote shares of Company Stock subject to a Restricted Stock Grant and to the payment of cash dividends on such shares during the Restriction Period.

             ANNUAL FINANCIAL STATEMENTS AND REVIEW OF OPERATIONS

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES
                 TEN-YEAR SELECTED FINANCIAL DATA (UNAUDITED)
            (DOLLARS AND SHARES IN MILLIONS EXCEPT PER SHARE DATA)

                                                          YEAR ENDED DECEMBER 31,
                          ----------------------------------------------------------------------------------------
                            1994     1993     1992     1991     1990     1989     1988     1987      1986    1985
                          -------- -------- -------- -------- -------- -------- -------- --------  -------- ------
INCOME STATEMENT DATA:
Net sales...............  $4,174.6 $4,019.4 $4,095.9 $3,824.3 $2,917.4 $1,182.2 $1,041.6 $  928.8  $  844.6 $338.1
Operating income........     570.2    675.3    675.0    558.5     88.9    125.5    144.1    122.7      52.9   59.9
Income from continuing
 operations.............     351.0    421.1    423.3    326.5      1.0     86.5     61.8     54.3       3.5   36.0
Discontinued operations,
 net of tax:
 Gain on sale...........       --       --       --       --       --       --       --       --      122.1    --
 Earnings from
  operations............       --       --       --       --       --       --       --       --        --      .8
Cumulative effect of
 change in accounting
 for income taxes.......       --       --      15.0      --       --       --       --     (35.5)      --     --
Net income available to
 common shareholders....     331.8    408.7    428.2    326.1      1.0     85.0     61.8     18.8     125.6   36.8
Primary earnings per
 common share:
 Continuing operations..      2.45     2.96     2.99     2.37      .01     1.33      .98      .84       .05    .56
 Discontinued
  operations:
 Gain on sale...........       --       --       --       --       --       --       --       --       1.88    --
 Earnings from
  operations............       --       --       --       --       --       --       --       --        --     .01
 Cumulative effect of
  change in accounting
  for income taxes......       --       --       .11      --       --       --       --     (0.55)      --     --
 Primary earnings per
  common share..........      2.45     2.96     3.10     2.37      .01     1.33      .98      .29      1.93    .57
Fully diluted earnings
 per common share.......      2.45     2.96     3.10     2.37      .01     1.21      .97      .29      1.93    .57
Cash dividends per
 common share...........      1.12     1.00      .68     .445      .42     .405      .40     .386      .376   .373
Research and development
 expenses...............     600.1    561.2    521.3    444.5    350.1    121.8    104.0     82.7      69.7   17.9
BALANCE SHEET DATA:
Working capital.........     525.1    446.6    667.1    407.0    391.3    436.9    312.4    226.6     155.7   53.9
Property, plant &
 equipment, at cost.....   2,172.8  1,958.6  1,855.9  2,027.8  1,930.7    488.2    395.7    363.5     333.0  150.6
Capital expenditures:
 U.S. corporate offices,
  research center and
  site..................       --       --      63.1    102.1     92.1     29.3     10.8      --        --     --
 Other..................     220.9    250.4    221.2    181.6    124.8     82.1     59.9     45.1      36.7   14.5
Total assets............   4,362.5  4,050.2  3,858.3  4,115.5  4,085.0  1,791.7  1,388.0  1,240.5   1,110.1  444.4
Long-term debt
 (including payable to
 RP)....................     439.9    432.2    779.7    960.5  1,634.3    882.5    564.6    509.7     444.3   37.3
Shareholders' equity....   1,981.1  1,821.2  1,568.3  1,298.6    693.5    439.9    414.2    368.8     390.4  265.7
Common shares
 outstanding at year-
 end....................     134.1    137.0    138.3    137.9    137.4     63.1     63.6     62.9      65.4   64.9
Book value per common
 share..................     11.79    10.37     9.17     7.24     5.05     6.97     6.51     5.86      5.97   4.09
OTHER DATA:
Employees...............    22,100   22,300   22,900   22,500   23,500    8,500    8,400    7,400     7,500  8,900
Sales per employee
 (thousands)............       189      180      180      170      150      140      132      124       103     84

--------
Results include the accounts of the Human Pharmaceutical Business ("HPB") of Rhone-Poulenc S.A. from May 5, 1990.
Results include pretax restructuring and other charges of $121.2 million in 1994, $93.8 million in 1993, $73.6 million in 1991, $289.3 million in 1990, and $10.0 million in 1989.
Results for 1994 include a $30.6 million pretax charge related to the reassessment of the carrying value of certain investments and $11.0 million of acquired research and development expense associated with the Company's investment in AIS. Results for 1993 include $105.0 million proceeds from litigation settlement and pretax charges of $29.1 million related to AIS, including acquired research and development expense.
Pretax gains on sales of product rights and investments totaled $46.2 million in 1994, $30.2 million in 1993, $23.1 million in 1992, $95.7 million in 1991,
$78.8 million in 1990 and $30.9 million in 1989. Results for 1989 also include a $19.9 million pretax gain on contract termination fee.
Effective January 1, 1992, the Company adopted SFAS 109, "Accounting for Income Taxes," and recorded a cumulative effect adjustment increasing 1992 income by $15.0 million ($.11 per share). Prior years reflect the application of SFAS 96, "Accounting For Income Taxes," effective January 1, 1987.
The year 1985 has been restated to reflect operations discontinued on February 28, 1986.
Employees and sales per employee for the year 1990 have been restated on a pro forma basis to include HPB as if it were part of the Company from January 1, 1990.
All share and per share data have been adjusted to reflect a two-for-one common stock split effective June 7, 1991.

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL
                                   CONDITION

  Rhone-Poulenc Rorer Inc. ("RPR" or "the Company") is one of the largest research-based pharmaceutical companies in the world. RPR was formed in 1990 by the combination of Rorer Group Inc. and substantially all of the Human Pharmaceutical Business of Rhone-Poulenc S.A. ("RP"), based in Paris, France. RP owns approximately two-thirds of RPR's common stock and controls the Company. In the discussion which follows, percentage comparisons of year-to-year sales, except when noted as reported sales, exclude the effects of exchange rate fluctuations.

INDUSTRY TRENDS

  The worldwide pharmaceutical industry continues to be affected by government and private payor initiatives to reduce pharmaceutical prices and limit the volume of prescriptions written by physicians. In certain cases, companies may be able to negotiate terms or conditions which can minimize the effect of legislation on revenues. The degree to which pharmaceutical companies are individually affected depends upon each company's product portfolio and its ability to manage in the environment specific to each country.

  In the French prescription pharmaceutical market, direct price controls have maintained prices at a low level compared to other markets and have slowed the emergence of generic competition. As part of its efforts to reduce health care expenditures, in 1994 the French government implemented physician prescribing guidelines limiting the volume of prescriptions written. Also in 1994, the government and certain pharmaceutical manufacturers, acting individually, reached a three-year policy agreement ("convention") aimed at reducing annual growth of reimbursable pharmaceuticals through a better mix of prices and volumes. In December 1994, the Company's three major ethical subsidiaries in France, through the Company's lead subsidiary, signed a convention with the government setting forth volume and pricing terms for many of the products sold by the subsidiaries. The French government may consider other cost containment measures to respond to the nation's health care deficit.

  In the U.S., existing legislation requiring payment of rebates to state Medicaid programs reduced the Company's sales by $40 million in 1994, $34 million in 1993 and $21 million in 1992. In 1994, major health care reform, including the Clinton Administration's proposed Health Security Act, which would have made sweeping structural and financial changes to the U.S. health care delivery system, was shelved by Congress. Health care reform will likely be addressed by U.S. federal and state governments in the future, but the precise form and effect of any final legislation cannot be predicted. Even without government intervention, the U.S. marketplace continues to experience growth and consolidation of managed care organizations which, on behalf of payors, seek to reduce health care costs. Most pharmaceutical manufacturers, including RPR, have reorganized their sales and marketing efforts to adapt to managed care initiatives.

  In the Company's other major markets, including Germany, the U.K., Italy and Japan, national governments exert controls over pharmaceutical prices either directly or by controlling admission to, or levels for, reimbursement by government health programs.

  The above measures, while indicative of a continuing global trend toward more governmental control over health care expenditures, are neither new to the industry nor to RPR. Whether initiated by governments or by private payors, these measures tend to restrict future revenue growth derived from existing products and, as a result, companies in the industry must look increasingly to achieve profitability objectives through more rapid commercialization of highly innovative therapies; integrated prescription, over-the-counter and generic product strategies; aggressive cost reduction; strategic alliances with others and creative marketing solutions to meet the needs of payors.

RESULTS OF OPERATIONS

 Therapeutic Area Sales

  In the table and discussion which follows, percentage comparisons of year-to-year sales are presented excluding the effects of exchange rate fluctuations. Certain reclassifications have been made from amounts shown in prior periods for therapeutic area totals to conform to classifications now used by the Company.

                                           1994            1993            1992
   THERAPEUTIC AREA/PRINCIPAL OFFERINGS    SALES % CHANGE* SALES % CHANGE* SALES
   ------------------------------------    ----- --------- ----- --------- -----
                                                   (DOLLARS IN MILLIONS)
TOTAL CARDIOVASCULAR...................... $866    + 15%   $743    +  6%   $744
 Clexane (R)/Lovenox (R)..................  214    + 38%    153    + 30%    127
 Dilacor (R) XR...........................  128    +150%     51    +152%     20
 Lozol (R)/Indapamide.....................  104    - 12%    118    - 13%    119
 Selectol (R)/Selecor (R).................   55    +  8%     50    + 43%     37
--------------------------------------------------------------------------------
TOTAL ANTI-INFECTIVES/ONCOLOGY............  540    -  1%    542    + 11%    530
 Flagyl (R)...............................   84    + 11%     77    +  3%     82
 Rovamycine (R)...........................   83    - 13%     94    + 26%     82
 Peflacine (R)............................   74    -  4%     76    +  9%     75
--------------------------------------------------------------------------------
TOTAL PLASMA PROTEINS.....................  510    + 26%    400    + 20%    337
 Albuminar (R)............................  179    + 14%    154    +  6%    139
 Monoclate-P (R)..........................  148    + 28%    114    +  7%    112
--------------------------------------------------------------------------------
TOTAL CENTRAL NERVOUS SYSTEM/ANALGESIA....  472    +  2%    457    -  5%    519
 Doliprane (R)............................  105    +  1%    102    + 23%     88
 Sermion (R)..............................   96    +  8%     87    +  1%     92
 Imovane (R)/Amoban (R)...................   93    +  6%     85    +  9%     84
--------------------------------------------------------------------------------
TOTAL RESPIRATORY.........................  422    +  3%    407    +  5%    396
 Azmacort (R).............................  147    +  3%    143    + 13%    127
 Nasacort (R).............................   90    + 14%     79    + 37%     58
--------------------------------------------------------------------------------
TOTAL BONE METABOLISM/RHEUMATOLOGY........  326    - 15%    381    -  1%    424
 Orudis (R)/Profenid (R)/Oruvail (R)......  180    +  3%    173    +  3%    186
 Calcitonins..............................   98    - 39%    163    - 10%    198
--------------------------------------------------------------------------------
TOTAL GASTROENTEROLOGY....................  473    -  4%    490    + 10%    471
 Maalox (R)...............................  249    +  4%    239    +  4%    240
--------------------------------------------------------------------------------
OTHER THERAPEUTIC AREAS...................  566    -  6%    600    -  5%    675
 DDAVP (R)................................   84    + 16%     73    -  4%     76
--------------------------------------------------------------------------------

*% change excludes currency translation effects.

 1994 Compared with 1993

  On sales of $4,175 million in 1994, net income available to common shareholders was $332 million ($2.45 per share), 19% below $409 million reported in 1993. Current year results included pretax restructuring charges of $121 million ($.58 per share). Prior year results included pretax income of $11 million ($.03 per share) from the net effects of settlement of litigation less restructuring and other charges.

  Full year 1994 reported sales increased 4%, primarily due to volume gains. The impact of favorable currency fluctuations (+1%) was offset by product divestitures (-1%); price changes had no material effect on sales growth. No single product or offering contributed more than 6% of worldwide sales in 1994 and the ten largest contributed approximately 37%.

  Sales by geographic area were as follows:

                                             1994     %     1993     %     1992
                                            SALES  CHANGE* SALES  CHANGE* SALES
                                            ------ ------- ------ ------- ------
U.S........................................ $1,262  +13%   $1,120  +12%   $1,000
                                            ------  ----   ------  ----   ------
France.....................................  1,332  - 3%    1,375  + 8%    1,388
Other Europe...............................  1,009  + 3%      978  - 8%    1,218
Rest of World..............................    572  + 6%      546  +13%      490
                                            ------  ----   ------  ----   ------
Total Non-U.S..............................  2,913   --     2,899  + 2%    3,096
                                            ------  ----   ------  ----   ------
Total Sales................................ $4,175  + 4%   $4,019  + 5%   $4,096
                                            ======  ====   ======  ====   ======

*excludes effects of currency fluctuations and product divestitures.

  Sales increases in the United States reflected growth of the Company's prescription pharmaceuticals (Dilacor (R) XR, Lovenox (R), DDAVP (R) and Nasacort (R)) following trade inventory adjustments in the first half of the year. Sales declines in France, the Company's largest market, were largely a result of lower sales of anti-infectives. In Other European markets, sales of prescription pharmaceuticals in Germany recovered 14% from depressed prior year levels while ethical product sales in Italy (-16%) and the U.K. (-11%) continued to be impacted by restrictive government programs. In 1995, the recovery in Germany is expected to continue, although at a somewhat lesser rate, while Italy may experience a return to modest growth as a result of new product launches. Higher sales in Eastern Europe and of generics in the U.K. contributed to the modest sales improvement in the Other Europe region. In the Rest of World, sales declines in Japan stemming primarily from government-imposed price reductions were more than offset by sales growth, particularly of anti-infectives, in South America and the rest of Asia.

  If the effects of restructuring charges and prior year litigation settlement are excluded from reported geographic area results, income before income taxes as a percentage of sales ("IBT margin") improved in the U.S. and Other Europe but fell in France and the Rest of World; the decline in the Rest of World area is due principally to market conditions in Japan and expansion in emerging markets.

  Cardiovascular product sales were led by Clexane (R)/Lovenox (R) and Dilacor (R) XR. Sales of Clexane (R)/Lovenox (R), a low molecular weight heparin product, exceeded $200 million in 1994, bolstered by solid performance in the U.S., France and Germany. Sales of Dilacor (R) XR, a once-daily calcium channel blocker sold in the U.S., more than doubled from the prior year. Dilacor (R) XR faces loss of U.S. FDA exclusivity in mid-1995 although management does not anticipate any significant erosion in Dilacor (R) XR sales in 1995 from generic intrusion. Despite higher sales of the Company's generic indapamide, which partially mitigated the impact of reduced Lozol (R) brand indapamide sales, total indapamide product sales were below the prior year's sales as anticipated. Sales of Selectol (R)/Selecor (R), for treatment of hypertension, improved in European markets, particularly France.

  Sales of anti-infectives were below prior year levels principally in France which suffered the combined effects of an increasingly competitive antibiotics market and strong prior year sales related to a high incidence of influenza. The successful introduction of Zagam (TM), a quinolone antibiotic, in France in the third quarter partially offset reduced sales of other anti-infective products; 1994 sales of Zagam (TM) exceeded $20 million. Elsewhere, anti-infectives, particularly the antiparasitic Flagyl (R), experienced sales growth in South American and Asian countries.

  Sales of oncology products increased over the prior year driven by the 1994 launch of Granocyte (R) for chemotherapy-induced neutropenia in France, Germany and other European markets. During the year, the Company also acquired the U.S. and Canadian marketing rights to Oncaspar (TM) for use in the treatment of acute lymphoblastic leukemia.

  The major plasma proteins (Albuminar (R), Monoclate-P (R), Gammar (R) IV and Mononine (TM)) sold by the Company's Armour Pharmaceutical Company subsidiary ("Armour") achieved double-digit sales growth in 1994, with particularly good performance in the United States. Monoclate-P (R) and Mononine (TM) also registered sales increases in European markets including France and Germany.

  Sales of Doliprane (R), the leading analgesic in France, improved in the second half of 1994 but remained essentially level year-on-year following a particularly strong 1993 influenza season. Increased sales in France and Japan of Imovane (R)/Amoban (R), a non-benzodiazepine sleeping agent, were partially offset by reduced sales in the U.K. due to government-imposed price reductions.

  Respiratory product sales improved marginally as U.S. ex-factory sales of the inhaled steriods Nasacort (R) and, to a lesser extent, Azmacort (R), recovered from the negative impact of trade inventory reductions in the first half of the year. Sales of Slo-bid (TM)/Slo-Phyllin (R), a theophylline bronchodilator, continued to decline (-9%) due to greater use of inhaled steroids coupled with increasing generic competition; the Company launched its own generic version of Slo-bid (TM) in the second quarter of 1994. During the year, RPR entered into various arrangements to further strengthen its respiratory products line, including agreements with Fisons Pharmaceuticals to develop and market key respiratory products in various European countries and an agreement with 3M Pharmaceuticals to co-promote a beta2 agonist bronchodilator in the United States.

  A decline in sales of bone metabolism/rheumatology products included lower 1994 sales of calcitonin products for bone disorders. As expected, sales of calcitonins were well below the prior year due to government reimbursement programs in Italy and government price reductions in Spain and Japan. Generic competition in the United States also contributed to reduced calcitonin product sales. Sales of Orudis (R)/Profenid (R)/Oruvail (R), a ketoprofen anti-inflammatory, improved slightly on higher sales in Italy and South America offset by sales declines in Japan.

  Despite lower sales and declining market share in the U.S., worldwide sales of the antacid Maalox (R) increased modestly with good performance in European markets, particularly Germany, and Japan, where Maalox (R) granules were launched at the end of 1994. Reduced sales of Zoltum (R), a peptic ulcer medication co-marketed in France, and the daily fiber therapy product
Perdiem (R) contributed to an overall sales decline of gastroenterology products. The U.S. and Canadian Maalox (R) and Perdiem (R) product rights were transferred to Ciba-Geigy Limited ("Ciba") in December 1994/January 1995. RPR retains marketing rights to Maalox (R) in other world markets.

  Sales in other therapeutic categories included higher sales of DDAVP (R) for nocturnal enuresis and sales of prescription skin care products marketed to dermatologists by Dermik Laboratories, which were up slightly over the prior year.

  Gross profit as a percentage of sales improved slightly to 67.2% as compared with 67.0% in 1993, primarily due to manufacturing expense reductions. Selling, delivery and administrative expenses decreased slightly as a percentage of sales to 36.2% in 1994 from 36.5% in the prior year. In 1994, the benefits of cost reduction initiatives were partially offset by increased spending in support of new products and certain markets (Germany, Japan and South America). As the benefits of the Company's restructuring programs, discussed below, are realized, management expects to achieve further improvements in the Company's current underlying cost base; a portion of such savings will be redirected to the development and promotion of new products.

  At $600 million, research and development expense grew to 14.4% of sales in 1994. The Company's research and development efforts continue to focus on innovative global products and technologies, particularly those with the potential to prolong significantly and/or improve the quality of life worldwide. Among the Company's most important near-term projects are Taxotere (R), for certain solid malignant tumors; Synercid (TM), a streptogramin antibiotic for hospital-acquired infections; and CPT-11 for colorectal cancer. Timing of a possible U.S. marketing approval for Taxotere (R) is dependent upon further FDA consideration. Following the Company's 1993 investment in Applied Immune Sciences, Inc. ("AIS"), in 1994 RPR created a division (RPR Gencell) dedicated to discovery, development and commercialization of cell and gene therapies. Through collaborations with various companies and research organizations, the division will optimize existing technologies to accelerate the application of cell and gene therapies in the areas of oncology, cardiovascular diseases and central nervous system disorders. In 1995, the Company's investment in research and development programs is expected to approach $700 million.

  In 1994, the Company recorded a $121 million charge related to a global restructuring plan. The plan, which is expected to be completed in 1995, is intended to contribute to management's objective to reduce the Company's cost base (exclusive of research and development expenditures) as a percentage of sales. Annual pretax savings associated with the 1994 restructuring are expected to approach $50 million in 1996; such savings approximated $20 million in 1994. Total cash outlays under the plan are expected to exceed $90 million; the remainder of the restructuring charge relates to asset writeoffs in conjunction with certain production facilities. As of December 31, 1994, actual cash outlays and assets writeoffs associated with the plan totaled $34 million and $19 million, respectively. Total workforce reductions will approximate 1,300 positions, or 6%, primarily from manufacturing, sales/marketing and administrative functions in North America and France, although other locations in Europe and elsewhere are also included. Reductions are being effected through a variety of local programs, the cost of which typically includes retirement incentives or other severance benefits as well as outplacement services. As of December 31, 1994, the Company's workforce had been reduced by just under 550 positions as a result of the 1994 restructuring.

  In 1993, the Company recorded charges of $94 million for the cost of certain restructuring and manufacturing streamlining programs and increased provisions for certain litigation. The 1993 programs, principally in Europe, include restructuring of the marketing and manufacturing operations in the Company's German and Italian prescription pharmaceutical businesses following governmental actions aimed at reducing prices and limiting prescription volume. The programs also include a plan to divest a portion of a French manufacturing facility by the end of 1995. Full year 1994 pretax savings related to the 1993 restructuring approached $30 million. Cash outlays associated with the programs totaled $19 million in 1994; asset writeoffs were not significant. As of December 31, 1994, over 650 positions had been affected by the programs; total workforce reductions upon completion of the programs will approximate 800 employees.

  Net interest expense declined 23% to $47 million due to lower average worldwide net debt balances and lower average interest rates in Europe. At December 31, 1994, after the effect of interest rate swap contracts, substantially all of the Company's debt was at variable rates of interest. In 1995, net interest expense is expected to approximate 1994 levels as the favorable effect of slightly lower average net debt balances will be offset by higher global interest rates. Preferred dividends of $19 million were higher than the prior year due to a net increase in average outstanding preferred shares and the effect of higher U.S. short-term interest rates.

  Gains on sales of assets and product rights, including the Company's U.S. over-the-counter business, totaled $46 million in 1994 (1993-$30 million).

  At $84 million, other expense, net, increased by $30 million in 1994, primarily due to the reassessment of the carrying value of certain of the Company's investments, including AIS call options. Equity losses associated with AIS were $29 million and included acquired research and development expense of $11 million; similar AIS-related expenses totaled $29 million in 1993. Other expense, net also reflected higher 1994 foreign exchange losses, including the effects of translation and financing in high inflation economies.

  The Company's effective tax rate was 27.7% in 1994 compared with 28.7% in 1993 as a result of tax benefits from Puerto Rico operations. A reduction in the Company's Possessions Tax Credit benefit beginning in December 1994 under the U.S. Omnibus Budget Reconciliation Act of 1993 could increase the Company's effective tax rate in 1995 and thereafter. The Company will seek to mitigate this effect through routine tax planning measures.

 1993 Compared with 1992

  Net income available to common shareholders was $409 million ($2.96 per share), 5% below $428 million reported in 1992 ($3.10 per share). The Company's 1993 reported net sales of $4,019 million were down 2% from 1992. The 2% decline consisted of currency fluctuations (which reduced sales by 6%), divested products (-1%), price increases (less than +1%), and volume gains (+4%).

  In the United States, prescription pharmaceuticals and over-the-counter products contributed to an increase in sales despite a fourth quarter decision to curtail year-end trade incentives on certain prescription pharmaceuticals. Sales increases in France were driven primarily by demand for anti-infectives and analgesics following a strong influenza season. Sales in Other Europe fell principally due to the impact of restrictive government programs in Germany (where prescription product sales were down 26%) and Italy (down 31%). The sales declines in these countries were partially offset by higher branded product sales in Eastern and Southern Europe and generic products in Northern Europe. Sales increases in the Rest of World area were led principally by Japan. If the effects of restructuring charges and gains on asset sales are excluded from reported geographic area results, IBT margin increased in 1993 in the U.S., France and Rest of World but fell in Other Europe, triggered by market conditions in Italy and Germany.

  Sales of the Company's cardiovascular products in 1993 were led by Clexane (R)/Lovenox (R), which performed well in France and was launched in the U.S. early in 1993. The Company introduced a half-strength presentation of Lozol (R) in 1993 as well as a generic indapamide product through its U.S. Arcola Labs unit in anticipation of further generic competition following expiration of the FDA exclusivity of Lozol (R) in mid-1993. Dilacor (R) XR, launched in the U.S. in mid-1992, attained steady prescription growth throughout 1993. Other cardiovascular products Frumil (R) (-19%), a leading diuretic facing generic competition in the U.K., and Biosinax (R) (-66%), a ganglioside sold in Italy, experienced sales declines as anticipated.

  Sales of anti-infectives/oncology products were higher in 1993 on stronger first and fourth quarter demand for upper respiratory disease products in France.

  Sales of plasma proteins were led by Albuminar (R) human serum albumin in Japan and Monoclate-P (R) (pasteurized anti-hemophiliac Factor VIII:C) in Other Europe markets. In the U.S., Monoclate-P (R) encountered competition from a recombinant form that entered the market in 1993; the Company launched its own recombinant version in the U.S. in late 1993. Mononine (TM), launched in the U.S. in late 1992 for treatment of hemophilia B, also contributed to 1993 plasma proteins sales growth.

  Sales of central nervous system/analgesia products were headed by Doliprane (R), driven by a higher incidence of influenza in France, and Imovane (R)/Amoban (R), which performed well in France and Japan.

  Respiratory products were led by sales of Azmacort (R) and Nasacort (R) in North America. Sales of Slo-bid (TM)/Slo-Phyllin (R) declined due to a shift in use to inhaled steroids, although brand market share was maintained.

  Calcitonin products encountered competition and unfavorable legislation in Italy, their largest market and faced generic competition in the United States, where the Company's Arcola Labs unit launched a generic version in the second half of 1993. Elsewhere, RPR recorded higher calcitonin sales in Spain and Japan in 1993. Sales of Orudis (R)/Profenid (R)/Oruvail (R) were marginally higher, led by sales in Japan.

  Sales of gastroenterology products benefited from higher Maalox (R) sales in the U.S., Canada and Japan which exceeded declines in Other Europe. Expansion of the U.S. antacid market contributed to higher factory sales in the U.S. although the brand's share of the highly competitive antacid market trailed 1992. In 1993, the Company launched Anti-Gas and Anti-Diarrheal line extensions of Maalox (R). Sales of Zoltum (R) more than doubled in 1993.

  Sales in other therapeutic categories included sales of DDAVP (R), which declined 4% and sales of Dermik skin care products, which increased 15%.

  Gross profit, as a percentage of sales, improved one percentage point in 1993 to 67% due to cost control and product mix-related improvements.

  Selling, delivery and administrative expenses were 36.5% of sales compared to 36.7% sales in 1992. Higher expenses in support of selling and promotion of U.S. prescription pharmaceuticals and in Japan were more than offset by expense reductions in Europe, particularly Germany and Italy. Research and development expenses increased 8% to $561 million, or 14% of sales, in 1993.

  Excluding restructuring and other charges and litigation proceeds, operating income was approximately level in 1993 and 1992. In 1993, the effects of expense controls in manufacturing and administration exceeded relatively higher research and development spending and lower selling price increases.

  Net interest expense declined by $44 million in 1993 as a result of lower average net debt balances and worldwide interest rates. Approximately 92% of combined short- and long-term debt was at variable rates (principally in Europe) at December 31, 1993 and 1992. In 1993, the Company issued $175 million of money market preferred stock in the U.S. with initial dividend rates fixed for two to five years and redeemed $75 million of Market Auction Preferred Shares ("MAPS"). Dividends on preferred shares were higher than in 1992 due to the $100 million net increase in outstanding preferred shares, partially offset by the effect on auction rate dividends of lower U.S. short-term interest rates earlier in the year.

  Other expense, net, increased to $54 million due primarily to higher losses associated with equity-method investments.

  The Company's effective income tax rate for 1993 was 28.7% compared with 27.2% for 1992 as a result of reduced tax benefits from Puerto Rico operations and reduced utilization of net operating losses outside the United States.

 Inflation

  Although its effect has stabilized at historically low levels in most developed countries in recent years, price inflation continues to increase the Company's cost of goods and services. As a result, limited ability to raise selling prices in the current environment exposes companies in the industry to risk of profit erosion. The Company attempts to mitigate such adverse inflationary effects through quality initiatives to improve productivity and to control costs.

FINANCIAL CONDITION

 Cash Flows

  Net cash provided by operating activities was $676 million in 1994, $721 million in 1993 and $357 million in 1992. The reduction in 1994 operating cash flows reflects lower earnings, including the receipt in 1993 of $105 million proceeds from the settlement of litigation, as well as higher cash outlays for income taxes and occupancy costs at the U.S. corporate offices. Cash outflows for income taxes increased by $57 millon in 1994 due to the prior year deferral of tax payments. Net cash provided by operations benefited from reduced working capital needs and the receipt of an advance royalty associated with the Company's transfer to Ciba of its U.S. over-the-counter business. Operating cash flows were substantially higher in 1993 than in 1992 because of lower outlays for income taxes, working capital needs and restructuring activities.

  Investing activities used cash of $115 million in 1994 and $346 million in 1993 and provided cash of $51 million in 1992. In 1994 and 1992, investing cash flows reflected higher proceeds from sales of assets and product rights while 1993 investing activities included the acquisition of an initial 37% interest in AIS for $117 million. Investing activities included $154 million proceeds from transfer of the U.S. over-the-counter business to Ciba in 1994. Net cash outflows associated with 1994 net investment hedging totaled $30 million. Cash outlays for capital expenditures were $221 million in 1994, down from $250 million in 1993 and $284 million in 1992. In the first quarter of 1995, investing cash outflows associated with certain investments in technologies will approximate $60 million, including $21 million related to the acquisition of an additional 5% interest in AIS. First quarter 1995 cash inflows include the receipt of $35 million of proceeds upon the transfer of the Company's Canadian over-the-counter business to Ciba.

  Cash used in financing activities was $481 million in 1994, $375 million in 1993 and $500 million in 1992. Financing cash outflows in 1994 included lower debt repayments and higher outlays for common share repurchases and dividends; 1993 financing activities included $97 million of net proceeds from issuance of preferred stock. Net repayments of third party and RP borrowings totaled $202 million in 1994 as compared with $265 million in 1993 and $403 million in 1992. During 1994, the Company completed its five million share repurchase program, acquiring for $110 million approximately three million of its common shares on the open market for the Employee Benefits Trust to fund employee benefits in the United States; such share repurchases totaled $76 million (two million shares) in 1993. Cash dividends paid to common shareholders were $152 million ($1.12 per share) in 1994, $138 million in 1993 ($1.00 per share) and $94 million in 1992 ($.68 per share). In January 1995, the Board of Directors declared a first quarter cash dividend of $.30 per share, a 7% increase above the average 1994 quarterly dividend.

 Liquidity

  As a result of debt repayments, the Company's net debt (short- and long-term debt including notes payable to RP, less cash and cash equivalents, short-term investments and time deposits) to net debt plus equity ratio improved to .17 to 1 at December 31, 1994 from .26 to 1 at December 31, 1993. The ratio of current assets to current liabilities was 1.38 to 1 compared to 1.37 to 1 a year ago.

  At December 31, 1994, the Company had committed lines of credit totaling $1.2 billion with approximately $28 million of borrowings outstanding under these lines. Of the $1.2 billion, $500 million relates to a long-term revolving credit facility unconditionally guaranteed by RP; the amount available under this facility reduces by $200 million per year until expiration of the facility in 1997. In a separate agreement with RP related to the issuance of MAPS, the Company must maintain as unused under this facility the smaller of $325 million or the principal amount of debt outstanding (excluding borrowings from, or guaranteed by, RP). The Company had an additional $695 million available under several multicurrency line of credit agreements expiring throughout the next four years. At December 31, 1994, the Company had the ability and intent to renew, or to refinance under these facilities, approximately $233 million of short-term third party borrowings for at least one year. Accordingly, this amount was classified as long-term debt.

  Pursuant to a $500 million shelf registration, the Company issued $175 million of money market preferred stock in 1993 and has the ability to issue an additional $325 million in public debt securities and/or preferred shares.

  In 1993, Moody's Investors Service ("Moody's") and Standard & Poor's ("S&P") lowered the Company's preferred share credit ratings, attributing the change to the effects of the 1993 privatization of

RP. The Company's preferred share issues are now rated BBB by S&P and Baa1 by Moody's. The Company's senior unsecured debt ratings carry a rating of BBB+ by S&P and A3 by Moody's.

  Management believes that cash flows from operations, supplemented by financing expected to be available from external sources, will provide sufficient liquidity to meet its needs for the foreseeable future. Long-term liquidity is dependent upon the Company's competitive position, including its ability to discover, develop and market innovative therapies and maximize the benefits of new business alliances. In 1994, in addition to the formation of the RPR Gencell partnership dedicated to cell and gene therapy, the Company entered into an alliance with Caremark International Inc., a U.S. pharmaceutical benefit management company, to enhance the delivery of cost-effective drug therapies through a shared investment in outcomes research. Cooperation Pharmaceutique Francaise ("Cooper"), which has an extensive pharmacy distribution network in France, was acquired by RP during 1994. Cooper is currently managed by RPR for a fee and it is expected that it will be integrated with RPR's operations during the first half of 1995. In February 1995, Armour entered into an agreement with Behringwerke AG ("Behring"), a subsidiary of Germany's Hoechst AG, to form a 50/50 joint venture in the global plasma proteins business. Armour and Behring have complementary plasma proteins offerings and geographic strengths which, if combined, would position the resulting joint venture to become a global market leader. The arrangement, which is subject to U.S. and European regulatory approvals, will also provide for increased investment in research and development activities. The Company will continue to explore new strategic business alliances as such opportunities arise.

 Insurance and Litigation

  The Company maintains significant levels of excess catastrophic general and products liability insurance obtained from independent third-party insurers. In light of the risks attendant to the Company's business activities, the limits and coverage terms of such insurance are believed reasonable in amount and scope and comparable to the insurance carried by others in the industry.

  The Company is involved in litigation incidental to its business including, but not limited to: (1) approximately 321 lawsuits pending in the United States, Canada and Ireland against RPR and its Armour subsidiary, in which it is claimed by individuals infected with the Human Immunodeficiency Virus ("HIV") that their infection with HIV and, in some cases, resulting illnesses, including Acquired Immune Deficiency Syndrome-related conditions or death therefrom, may have been caused by administration of anti-hemophilic factor ("AHF") concentrates processed by Armour in the early and mid-1980's. Armour has also been named as a defendant in five proposed class action lawsuits filed on behalf of HIV-infected hemophiliacs and their families. None of these cases involves Armour's currently distributed AHF concentrates; (2) legal actions pending against one or more subsidiaries of the Company and various groupings of more than one hundred pharmaceutical companies, in which it is generally alleged that certain individuals were injured as a result of the development of various reproductive tract abnormalities because of in utero exposure to diethylstilbestrol ("DES") (typically, two former operating subsidiaries of the Company are named as defendants, along with numerous other DES manufacturers, when the claimant is unable to identify the manufacturer); (3) antitrust actions alleging that the Company engaged in price discrimination practices to the detriment of certain independent community pharmacists; (4) alleged breach of contract by a subsidiary of the Company with respect to agreements involving a bisphosphonate compound and Lozol (R); and (5) potential responsibility relating to past waste disposal practices, including potential involvement, for which the Company believes its share of liability, if any, to be negligible, at four sites on the U.S. National Priority List created by Superfund legislation.

  The eventual outcomes of the above matters of pending litigation cannot be predicted with certainty. The defense of these matters and the defense of expected additional lawsuits related to these matters may require substantial legal defense expenditures. The Company follows Statement of Financial Accounting Standards No. 5 in determining whether to recognize losses and accrue liabilities relating to such matters. Accordingly, the Company recognizes a loss if available information indicates that a loss or range of losses is probable and reasonably estimable. The Company estimates such losses on the basis of current facts and circumstances, prior experience with similar matters, the number of claims and the anticipated cost of administering, defending and, in some cases, settling such claims. The Company has also recorded as an asset certain insurance recoveries which are determined to be probable of occurrence on the basis of the status of current discussions with its insurance carriers. If a contingent loss is not probable, but is reasonably possible, the Company discloses this contingency in the notes to its consolidated financial statements if it is material. Based on the information available, the Company does not believe that reasonably possible uninsured losses in excess of amounts recorded for the above matters of litigation would have a material adverse impact on the Company's financial position, results of operations or cash flows.

 Advertising Costs

  In December 1993, the AICPA issued Statement of Position (SOP) 93-7, "Reporting on Advertising Costs." SOP 93-7 requires that the costs of advertising other than direct response advertising be expensed as incurred or the first time the advertising takes place. Adoption of the SOP in 1995 is not expected to have a material impact on the Company's quarterly or annual financial statements.

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME
                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

                                            FOR THE YEARS ENDED DECEMBER 31,
                                            ----------------------------------
                                               1994        1993        1992
                                            ----------  ----------  ----------
Net sales..................................   $4,174.6    $4,019.4    $4,095.9
Cost of products sold......................    1,371.2     1,326.3     1,394.6
Selling, delivery and administrative ex-
 penses....................................    1,511.9     1,467.8     1,505.0
Research and development expenses..........      600.1       561.2       521.3
Restructuring and other charges............      121.2        93.8         --
Proceeds from litigation settlement........        --        105.0         --
                                            ----------  ----------  ----------
 Operating income..........................      570.2       675.3       675.0
Interest expense...........................       55.3        71.2       125.3
Interest income............................       (8.2)      (10.4)      (20.4)
Gain on sales of assets....................      (46.2)      (30.2)      (23.1)
Other expense, net.........................       84.1        54.2        11.5
                                            ----------  ----------  ----------
 Income before income taxes................      485.2       590.5       581.7
Provision for income taxes.................      134.2       169.4       158.4
                                            ----------  ----------  ----------
 Net income before accounting change.......      351.0       421.1       423.3
Cumulative effect of accounting change.....        --          --         15.0
                                            ----------  ----------  ----------
 Net income................................      351.0       421.1       438.3
Dividends on preferred stock...............       19.2        12.4        10.1
                                            ----------  ----------  ----------
 Net income available to common sharehold-
  ers...................................... $    331.8  $    408.7  $    428.2
                                            ==========  ==========  ==========
Primary earnings per common share:
 Net income before cumulative effect of ac-
  counting change.......................... $     2.45  $     2.96  $     2.99
 Cumulative effect of accounting change....        --          --          .11
                                            ----------  ----------  ----------
 Net income available to common sharehold-
  ers...................................... $     2.45  $     2.96  $     3.10
                                            ==========  ==========  ==========

                See Notes to Consolidated Financial Statements.

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN MILLIONS)

                                                              DECEMBER 31,
                                                            ------------------
                                                              1994      1993
                                                            --------  --------
ASSETS
Current:
Cash and cash equivalents.................................  $  118.8  $   35.4
Trade accounts receivable less reserves of $74.6 (1993:
 $68.3)...................................................     730.1     746.6
Inventories...............................................     546.9     504.1
Other current assets......................................     496.5     382.7
                                                            --------  --------
    Total current assets..................................   1,892.3   1,668.8
Time deposits, at cost....................................      55.8      64.3
Property, plant and equipment, net........................   1,123.0   1,032.0
Goodwill, net.............................................     705.9     676.5
Intangibles, net..........................................     167.2     206.1
Other assets..............................................     418.3     402.5
                                                            --------  --------
    Total assets..........................................  $4,362.5  $4,050.2
                                                            ========  ========
LIABILITIES
Current:
Short-term debt...........................................  $   89.0  $  108.6
Notes payable to Rhone-Poulenc S.A. & affiliates..........      37.3     201.3
Accounts payable..........................................     420.2     365.6
Income taxes payable......................................      65.5      55.8
Accrued employee compensation.............................     138.6     121.0
Other current liabilities.................................     616.6     369.9
                                                            --------  --------
    Total current liabilities.............................   1,367.2   1,222.2
Long-term debt............................................     439.9     432.2
Deferred income taxes.....................................      28.6      29.5
Other liabilities.........................................     545.7     545.1
                                                            --------  --------
    Total liabilities.....................................   2,381.4   2,229.0
                                                            --------  --------
Contingencies.............................................
SHAREHOLDERS' EQUITY
Market Auction Preferred Shares, without par value (liqui-
 dation preference $1,000 per share); authorized, issued
 and outstanding 225,000 shares...........................     225.0     225.0
Money market preferred stock, without par value (liquida-
 tion preference $100,000 per share); issued and outstand-
 ing 1,750 shares.........................................     175.0     175.0
Common stock, without par value; stated value $1 per
 share; authorized 200,000,000 shares; issued and out-
 standing 134,095,649 shares (1993: 136,996,345 shares)...     139.1     139.0
Capital in excess of stated value.........................     305.1     290.0
Retained earnings.........................................   1,387.6   1,207.3
Employee Benefits Trust...................................    (185.7)    (75.8)
Cumulative translation adjustments........................     (65.0)   (139.3)
                                                            --------  --------
    Total shareholders' equity............................   1,981.1   1,821.2
                                                            --------  --------
    Total liabilities and shareholders' equity............  $4,362.5  $4,050.2
                                                            ========  ========

                See Notes to Consolidated Financial Statements.

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN MILLIONS)

                                            FOR THE YEARS ENDED DECEMBER 31,
                                            ----------------------------------
                                               1994        1993        1992
                                            ----------  ----------  ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income................................  $    351.0  $    421.1  $    438.3
Adjustments to reconcile net income to net
 cash provided by operating activities:
  Depreciation and amortization...........       186.9       167.9       197.7
  Provision for deferred income taxes.....       (69.4)      (40.8)      (20.9)
  Cumulative effect of accounting change..         --          --        (15.0)
  Gain on sales of assets.................       (46.2)      (30.2)      (23.1)
  Deferred royalty income.................        24.0         --          --
  Equity losses of unconsolidated affili-
   ates, net..............................        21.1        26.6         2.3
  (Increase) decrease in trade accounts
   receivable, net........................        47.3       (33.0)      (66.8)
  (Increase) decrease in inventories......       (37.6)        2.5       (22.8)
  Increase in accounts payable............        19.6        39.4        47.5
  Increase (decrease) in income taxes pay-
   able...................................        13.3        83.7       (67.7)
  Restructuring charges, net..............        68.3        44.6       (64.2)
  Other items, net........................        98.1        39.0       (48.0)
                                            ----------  ----------  ----------
    Net cash provided by operating activi-
     ties.................................       676.4       720.8       357.3
                                            ----------  ----------  ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures......................      (220.9)     (250.4)     (284.3)
Equity investment in Applied Immune Sci-
 ences, Inc...............................         --       (117.3)        --
Investment in time deposits, net..........         8.5       (13.8)        5.9
Proceeds from sales of assets.............       162.6        52.0       339.6
Purchase of assets and investments........       (35.3)      (15.0)      (10.5)
Net investment hedging, net...............       (29.8)       (1.1)        --
                                            ----------  ----------  ----------
    Net cash provided by (used in) invest-
     ing activities.......................      (114.9)     (345.6)       50.7
                                            ----------  ----------  ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
Short-term borrowings, net................      (223.1)     (240.0)      298.3
Proceeds from issuance of long-term debt..        67.9       108.2       292.6
Repayment of long-term debt...............       (47.4)     (133.0)     (993.8)
Shares repurchased for Employee Benefits
 Trust....................................      (109.9)      (75.8)        --
Dividends paid............................      (170.7)     (149.2)     (103.4)
Issuance of money market preferred stock..         --        171.9         --
Redemption of Market Auction Preferred
 Shares...................................         --        (75.0)        --
Issuances of common stock.................         2.6        17.8         6.1
                                            ----------  ----------  ----------
    Net cash used in financing activities.      (480.6)     (375.1)     (500.2)
                                            ----------  ----------  ----------
Effect of exchange rate changes on cash...         2.5        (4.2)       (4.1)
                                            ----------  ----------  ----------
Net increase (decrease) in cash and cash
 equivalents..............................        83.4        (4.1)      (96.3)
Cash and cash equivalents at beginning of
 year.....................................        35.4        39.5       135.8
                                            ----------  ----------  ----------
Cash and cash equivalents at end of year..  $    118.8  $     35.4  $     39.5
                                            ==========  ==========  ==========
NONCASH INVESTING AND FINANCING ACTIVI-
 TIES:
  Issuance of common stock under employee
   benefit plans..........................  $      1.5  $      4.0  $      5.7
CASH PAID DURING YEAR FOR:
  Interest, net of amounts capitalized....  $     61.7  $     82.4  $    128.2
  Income taxes............................  $    190.4  $    133.0  $    247.0

                See Notes to Consolidated Financial Statements.

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. ACCOUNTING POLICIES

 Principles of Consolidation

  The consolidated financial statements include the accounts of Rhone-Poulenc Rorer Inc. and subsidiaries which are more than 50 percent owned and/or controlled. All subsidiaries are consolidated on the basis of twelve-month periods ending December 31. Investments in corporate joint ventures and other companies in which the Company has a 20 to 50 percent ownership are accounted for by the equity method. Cost investments, less than 20 percent owned, are carried at their original cost. Certain prior year items have been reclassified to conform to current classifications.

 Cash and Cash Equivalents and Time Deposits

  The Company considers cash on hand, cash in banks, certificates of deposit, time deposits and U.S. government and other short-term securities with maturities of three months or less when purchased as cash and cash equivalents. Investments with a maturity period of greater than three months but less than one year are classified as short-term investments. Certain mortgage-backed certificates, repurchase obligations and certificates of deposit with maturities of more than one year are classified as long-term time deposits.

 Inventories

  Inventories are valued at the lower of cost or market, using the first-in, first-out (FIFO) or average cost methods.

 Property, Plant and Equipment

  Property, plant and equipment are recorded at cost. For financial accounting purposes, depreciation is computed principally on the straight-line method over the estimated useful lives of the assets (generally, 20 to 30 years for buildings and 5 to 15 years for machinery and equipment). For income tax purposes, certain assets are depreciated using accelerated methods. Effective January 1, 1993, the Company extended the depreciation lives for certain production machinery and equipment. The change in estimate increased 1993 net income by $11.1 million ($.08 per share).

 Goodwill and Intangible Assets

  Goodwill represents the excess of cost over the fair market value of net assets of businesses acquired. Goodwill is amortized on a straight-line basis over a period not to exceed forty years, and is reported net of accumulated amortization of $210.2 million in 1994 and $172.1 million in 1993. The Company assesses potential impairment of goodwill by comparing the carrying value of goodwill at the balance sheet date with anticipated undiscounted future operating income before amortization. Intangibles, which principally represent the cost of acquiring patents and product lines, are amortized over their estimated useful lives and are reported net of accumulated amortization of $115.7 million in 1994 and $96.5 million in 1993.

 Income Taxes

  The Company and substantially all of its United States subsidiaries file a consolidated federal income tax return. No provision has been made for United States income taxes or withholding taxes on the unremitted earnings of non-U.S. subsidiaries which are intended to be indefinitely reinvested. Effective January 1, 1992, the Company adopted Statement of Financial Accounting Standards No. 109 ("SFAS

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED) 109"), "Accounting for Income Taxes," and recorded a cumulative effect adjustment increasing 1992 net income by $15.0 million ($.11 per share).

 Foreign Currency Translation

  Financial information relating to the Company's subsidiaries located outside the United States is translated using the current rate method. Local currencies are considered the functional currencies except in countries with highly inflationary economies.

 Advertising

  Advertising costs are generally expensed within the fiscal year that the costs are incurred, except for direct response advertising, which is capitalized and amortized over the expected period of future benefit.

NOTE 2. RESTRUCTURING AND OTHER CHARGES

  In 1994, the Company recorded a $121.2 million ($.58 per share) pretax charge in connection with a global restructuring plan that is expected to be completed in 1995. The restructuring will reduce the Company's workforce by approximately 1,300 positions, or 6%. The reductions will be primarily from manufacturing, sales/marketing and administrative functions in North America and in France, although other locations in Europe and elsewhere are also included. Reductions are being effected through a variety of local programs, the cost of which typically includes retirement incentives or other severance benefits as well as outplacement services. The cash outlay related to the plan is expected to exceed $90.0 million. The remainder of the restructuring charge relates to asset writeoffs in conjunction with certain production facilities. In 1994, the pretax savings associated with the restructuring approximated $20.0 million; annual pretax savings are expected to approach $50.0 million in 1996. As of December 31, 1994, the Company's workforce has been reduced by just under 550 employees as a result of the 1994 restructuring program.

  A rollforward of the 1994 restructuring provision from the original liability is as follows:

                                             PAYMENTS/ TRANSLATION
                                   BEGINNING   ASSET   ADJUSTMENTS/ DECEMBER 31,
                                    BALANCE  WRITEOFFS    OTHER         1994
                                   --------- --------- ------------ ------------
                                               (DOLLARS IN MILLIONS)
   Social costs...................  $ 89.6    $(29.8)     $(7.0)       $52.8
   Third parties..................    12.5      (4.3)       0.2          8.4
   Asset writeoffs................    19.1     (19.4)       8.5          8.2
                                    ------    ------      -----        -----
     Total........................  $121.2    $(53.5)     $ 1.7        $69.4
                                    ======    ======      =====        =====

  In 1993, the Company recorded a pretax charge of $93.8 million ($.45 per share) for the cost of certain restructuring and manufacturing streamlining programs and increased provisions for certain litigation. The 1993 restructuring programs, principally in Europe, include restructuring of marketing and manufacturing operations in the Company's German and Italian prescription pharmaceutical businesses following governmental actions aimed at reducing prices and limiting prescription volume. The programs also include a plan to divest a portion of a manufacturing facility in Monts, France by the end of 1995. Total workforce reductions associated with the plan will approximate 800 positions; as of December 31, 1994, the Company's workforce had been reduced by over 650 employees. Full year 1994 pretax savings associated with the 1993 restructuring programs approached $30.0 million.

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  A rollforward of the 1993 restructuring provision from January 1, 1994 is as follows:

                                             PAYMENTS/ TRANSLATION
                                  JANUARY 1,   ASSET   ADJUSTMENTS/ DECEMBER 31,
                                     1994    WRITEOFFS    OTHER         1994
                                  ---------- --------- ------------ ------------
                                              (DOLLARS IN MILLIONS)
   Social costs..................   $26.6     $(14.0)     $(0.4)       $12.2
   Third parties.................     1.8       (4.8)       3.0          --
   Asset writeoffs...............     9.4       (1.2)       0.8          9.0
                                    -----     ------      -----        -----
     Total.......................   $37.8     $(20.0)     $ 3.4        $21.2
                                    =====     ======      =====        =====

NOTE 3. GAINS ON SALES OF ASSETS AND PROCEEDS FROM LITIGATION SETTLEMENT

  In 1994, the Company recorded pretax gains on the sale of assets and product rights totaling $46.2 million; such gains included the sale of certain assets related to the Company's U.S. over-the-counter business to Ciba-Geigy Limited ("Ciba") in the fourth quarter. Under terms of that agreement, the Company received a one-time payment totaling $178.0 million which included a prepaid royalty of $24.0 million for the year 1995. Additional royalties of $24.0 million are expected per year for six years. At the end of the seven-year period, Ciba has the option to purchase the U.S. product intellectual property assets for approximately $143.0 million. The Canada portion of the asset sale transaction closed in the first quarter of 1995, providing additional cash proceeds of $34.6 million.

  In 1993, pretax gains from asset sales including sales of product rights and certain investments totaled $30.2 million. In 1993, the Company also received $105.0 million cash proceeds from the settlement of a longstanding patent lawsuit with Baxter International concerning Factor VIII:C concentrates for the treatment of hemophilia.

  In 1992, the Company recorded gains of $23.1 million related principally to the sales of product rights in the U.S. and France.

NOTE 4. EQUITY INVESTMENT IN APPLIED IMMUNE SCIENCES, INC.

  In 1993, the Company acquired for $117.3 million, including expenses, a 37% interest in Applied Immune Sciences, Inc. ("AIS") and call options to purchase up to six million additional shares which, if exercised, would result in majority ownership by RPR approximating 60%. The companies also agreed to establish joint ventures related to cell therapy products and services. Equity losses associated with AIS for the year ended December 31, 1994 were $17.6 million. In 1994, AIS achieved a development milestone requiring RPR to purchase an additional one million AIS shares, equal to an additional 5% interest, in January 1995. In connection therewith, in 1994 the Company recorded in equity losses of affiliates an $11.0 million pretax charge for acquired research and development expense. In 1993, similar expenses associated with AIS were $29.1 million ($.14 per share). The purchase of the one million shares reduced the AIS call options held by RPR to five million related shares. The Company may be required to purchase up to three million additional shares of AIS common stock at a cost of up to $75.0 million between 1995 and 1997 if AIS achieves certain other development milestones and/or sales and earnings targets.

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 5. OTHER EXPENSE, NET

                                                        1994    1993     1992
                                                       ------- -------  -------
                                                        (DOLLARS IN MILLIONS)
   Equity losses of affiliates........................   $46.5   $50.0    $15.8
   Minority interest..................................     3.0     3.8      2.0
   Foreign exchange (gains) losses....................    10.0    (2.5)    (8.1)
   Other, net.........................................    24.6     2.9      1.8
                                                       ------- -------  -------
                                                         $84.1   $54.2    $11.5
                                                       ======= =======  =======

  Other, net for the year ended December 31, 1994 includes a charge of $30.6 million related to the reassessment of the carrying value of certain investments including AIS call options.

NOTE 6. EARNINGS PER SHARE

  Earnings per common share were computed by dividing net income available to common shareholders by the weighted average number of shares of common stock outstanding. The weighted average number of shares used to compute primary earnings per common share was 135,254,692; 138,168,739 and 138,073,872 for the years 1994, 1993 and 1992, respectively. Common share equivalents in the form of stock options were excluded from the calculation as their dilutive effect was not material.

NOTE 7. INVENTORIES

                                                           1994     1993
                                                         -------- --------
                                                          (DOLLARS IN MILLIONS)
   Finished goods.......................................   $282.9   $235.3
   Work in process......................................    119.1    111.5
   Raw materials and supplies...........................    144.9    157.3
                                                         -------- --------
                                                           $546.9   $504.1
                                                         ======== ========

NOTE 8. PROPERTY, PLANT AND EQUIPMENT, NET

                                                         1994     1993
                                                       -------- --------
                                                       (DOLLARS IN MILLIONS)
   Land............................................... $   57.3 $   58.0
   Buildings..........................................    599.6    568.7
   Machinery and equipment............................  1,355.3  1,197.2
   Construction in progress...........................    160.6    134.7
                                                       -------- --------
                                                        2,172.8  1,958.6
   Less accumulated depreciation......................  1,049.8    926.6
                                                       -------- --------
   Property, plant and equipment, net................. $1,123.0 $1,032.0
                                                       ======== ========

  The Company incurred $58.7 million and $75.5 million in interest cost in 1994 and 1993, respectively, of which $3.4 million and $4.3 million, respectively, was capitalized as part of the cost of additions to property, plant and equipment.

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 9. DEBT

  Short-term debt consisted of the following:

                                                                   1994   1993
                                                                   ----- ------
                                                                   (DOLLARS IN
                                                                    MILLIONS)
   Notes payable to banks......................................... $67.0 $ 86.6
   Current portion of long-term debt..............................  22.0   22.0
                                                                   ----- ------
                                                                   $89.0 $108.6
                                                                   ===== ======
   Notes payable to Rhone-Poulenc S.A. and affiliates............. $37.3 $201.3
                                                                   ===== ======

  The weighted average interest rate of total outstanding short-term debt was 9.3% at December 31, 1994 (1993: 6.7%).

  Long-term debt, net of current portion, consisted of the following:

                                                                    1994   1993
                                                                   ------ ------
                                                                    (DOLLARS IN
                                                                     MILLIONS)
   Notes payable at variable rates averaging 5.1% at 1994 year-
    end (expected to be refinanced long-term)....................  $233.3 $255.2
   9.15% Series A Senior Notes due 2004, with interest payable
    quarterly (guaranteed by Rhone-Poulenc S.A.).................    56.6   60.1
   8.95% Series B Senior Notes due 1997, with interest payable
    quarterly (guaranteed by Rhone-Poulenc S.A.).................     8.6   12.9
   Yen-denominated variable rate notes under revolving credit
    agreements due 1996 through 1998 (1994 year-end rate 2.8%)...    28.0    --
   Notes, mortgages and capitalized lease obligations at rates
    averaging 8.1% (1993: 9.0%)..................................    82.1   74.4
                                                                   ------ ------
                                                                   $408.6 $402.6
   Notes payable to Rhone-Poulenc S.A. and affiliates principally
    due in 2000 at rates averaging 6.2% (1993: 6.0%).............    31.3   29.6
                                                                   ------ ------
                                                                   $439.9 $432.2
                                                                   ====== ======

  At December 31, 1994, the Company had classified $233.3 million of various short-term borrowings from banks as long-term debt in accordance with the Company's intention and ability to refinance such obligations on a long-term basis. These borrowings were in various currencies with interest rates as follows: $77.1 million in British pounds at 5.7%, $42.1 million in French francs at 5.6%, $41.8 million in U.S. dollars at 5.9%, $39.3 million in German marks at 5.0% and $33.0 million in Japanese yen at 2.6%.

  The aggregate maturities of all long-term debt at December 31, 1994, including related party debt, were: $22.0 million in 1995, $135.5 million in 1996, $154.0 million in 1997, $35.6 million in 1998, $26.3 million in 1999 and
$88.5 million thereafter.

  The weighted average interest rate of total debt outstanding at December 31, 1994 was 7.0% (1993: 6.5%). At December 31, 1994, including the effect of interest rate swap contracts, virtually all of the Company's outstanding debt was at variable rates of interest (1993: 92%).

  At December 31, 1994, the Company had committed lines of credit totaling $1.2 billion with $28.0 million in borrowings outstanding under these lines. Of the $1.2 billion, $500.0 million related to the Revolving Credit Facility Agreement dated April 30, 1990 ("the Facility"). The Facility is unconditionally

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED) guaranteed by Rhone-Poulenc S.A. ("RP") and expires in $100.0 million installments semi-annually through April 30, 1997. In connection with the 1991 issuance of Market Auction Preferred Shares, the Company agreed to maintain as unused a portion of the Facility of not less than the smaller of $325.0 million or total indebtedness (excluding amounts owed to or guaranteed by RP). Terms of the Facility contain certain covenants regarding the financial condition of RP, the most restrictive of which is the maintenance of minimum stockholders' equity and ratio of total indebtedness to net worth. The Company has an additional $695.0 million available under several multicurrency credit line agreements with various banks expiring throughout the next four years. Borrowings under the above facilities can be made in various currencies, principally U.S. dollars, French francs, German marks, British pounds and Japanese yen; interest rates vary with the respective currency's interbank offering rate. Amounts available under unused uncommitted lines of credit approximated $634.7 million at December 31, 1994.

  Pursuant to a 1993 U.S. shelf registration for $500.0 million, the Company issued $175.0 million of money market preferred stock in 1993 and has the ability to issue an additional $325.0 million in public debt securities and/or preferred shares.

NOTE 10. LEASE COMMITMENTS

  Rent expense was $55.0 million, $49.4 million and $28.2 million in 1994, 1993 and 1992, respectively. Future minimum lease commitments under all leases with initial or remaining noncancelable lease terms in excess of one year at December 31, 1994 are as follows:

                                                               CAPITAL  OPERATING
                                                               LEASES    LEASES
                                                               -------  ---------
                                                                  (DOLLARS IN
                                                                   MILLIONS)
   1995....................................................... $  7.2    $ 56.9
   1996.......................................................    6.2      48.7
   1997.......................................................    5.4      52.9
   1998.......................................................    4.4      35.8
   1999.......................................................    4.2      34.3
   Thereafter.................................................   23.1     581.1
                                                               ------    ------
   Minimum lease payments.....................................   50.5    $809.7
                                                                         ======
   Less imputed interest......................................  (14.3)
                                                               ------
   Present value of minimum lease payments (current--$5.2,
    noncurrent--$31.0)........................................ $ 36.2
                                                               ======

  In 1992, the Company sold its U.S. corporate offices and research facility to a third party for $258.0 million and leased it back for an initial term of thirty years with options to renew for a longer period. The Company also leased the underlying land to the third party for sixty years and subleased it back for thirty years with the facility. The Company pays taxes, insurance and maintenance costs associated with the facility. Average annual accounting rent is $22.5 million; under terms of the agreement, the first cash rental payment was in July 1994.

NOTE 11. INCOME TAXES

  The components of income before income taxes are:

                                                             1994   1993   1992
                                                            ------ ------ ------
                                                                (DOLLARS IN
                                                                 MILLIONS)
   United States........................................... $241.0 $289.1 $258.9
   Non-U.S.................................................  244.2  301.4  322.8
                                                            ------ ------ ------
                                                            $485.2 $590.5 $581.7
                                                            ====== ====== ======

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED) The provisions for income taxes are:

                                                          1994    1993    1992
                                                         ------  ------  ------
                                                             (DOLLARS IN
                                                              MILLIONS)
   Current:
     United States...................................... $103.4  $100.2   $62.9
     Non-U.S............................................  100.2   110.0   116.4
                                                         ------  ------  ------
                                                          203.6   210.2   179.3
                                                         ------  ------  ------
   Deferred:
     United States......................................  (51.7)  (31.0)    2.2
     Non-U.S............................................  (17.7)   (9.8)  (23.1)
                                                         ------  ------  ------
                                                          (69.4)  (40.8)  (20.9)
                                                         ------  ------  ------
                                                         $134.2  $169.4  $158.4
                                                         ======  ======  ======

  Deferred income taxes are provided for temporary differences between book and tax bases of the Company's assets and liabilities. Temporary differences giving rise to a significant portion of the deferred tax assets and liabilities at December 31 are:

                                                                  1994    1993
                                                                 ------  ------
                                                                  (DOLLARS IN
                                                                   MILLIONS)
   Assets (liabilities):
     Depreciation and amortization.............................. $(61.8) $(65.0)
     Pension....................................................   49.0    51.8
     Intercompany profit in ending inventory....................   33.0    30.5
     Cost and equity investments................................   30.9    10.7
     Distributable earnings.....................................  (26.2)  (14.7)
     Restructuring..............................................   22.9    15.8
     Net operating loss carryforwards...........................   15.4    13.2
     Other, including nondeductible accruals....................   97.4    52.7
                                                                 ------  ------
                                                                  160.6    95.0
     Less valuation allowance...................................  (11.2)   (8.9)
                                                                 ------  ------
     Deferred income taxes, net................................. $149.4  $ 86.1
                                                                 ======  ======

  The portion of the above net deferred tax assets classified as current was $143.8 million and $60.3 million at December 31, 1994 and 1993, respectively. At December 31, 1994, total deferred tax assets were $335.3 million and total deferred tax liabilities were $174.7 million before netting. At December 31, 1993, similar temporary differences gave rise to total deferred tax assets of $269.2 million and total deferred tax liabilities of $174.2 million.

  The differences between the U.S. statutory income tax rate and the Company's effective income tax rate are:

                                        1994           1993           1992
                                    -------------  -------------  -------------
                                     (PERCENT OF INCOME BEFORE INCOME TAXES)
   U.S. statutory income tax rate.           35.0%          35.0%          34.0%
   Non-U.S. tax rate differential.           (1.8)          (1.7)           1.5
   Puerto Rico operations.........           (5.0)          (3.6)          (4.9)
   Research and development tax
    credits.......................           (1.4)          (1.8)           --
   Non-U.S. net operating losses..            --             --            (1.6)
   Other, net.....................            0.9            0.8           (1.8)
                                    -------------  -------------  -------------
   Effective income tax rate......           27.7%          28.7%          27.2%
                                    =============  =============  =============

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
  The Company has subsidiaries in Puerto Rico and Ireland, where earnings are either exempt or substantially exempt from income taxes under local government incentive programs, the latest of which expires in the year 2010.

  The Company has non-U.S. net operating loss carryforwards of $39.6 million for tax return purposes which expire principally through the years 1995-1998.

  The U.S. tax returns for the years 1987-1989 are currently being examined by the Internal Revenue Service ("IRS"); the Company's French tax returns have been examined through the year 1990. Neither the IRS nor the French tax authorities have proposed any adjustments of a material nature.

  Unremitted earnings of subsidiaries which are intended to be indefinitely reinvested were $926.3 million at December 31, 1994. Withholding taxes payable if the entire amount of these earnings were remitted would be $56.8 million. U.S. income taxes payable if these earnings were remitted would be substantially offset by available foreign tax credits.

NOTE 12. PENSIONS AND OTHER POSTRETIREMENT BENEFITS

 Pensions

  The Company has several defined benefit pension plans which cover a majority of its employees throughout the world. In the United States, the Company's funding policy is to contribute funds to a trust as necessary to provide for current service and for any unfunded projected benefit obligation over a reasonable period. To the extent that these requirements are fully covered by assets in the trust, a contribution may not be made in a particular year. Obligations under non-U.S. plans are systematically provided by depositing funds with trustees, under insurance policies or through book reserves.

  The funded status of the Company's plans at December 31 was as follows:

                                        1994                        1993
                             --------------------------- ---------------------------
                              PLANS WHOSE   PLANS WHOSE   PLANS WHOSE   PLANS WHOSE
                             ASSETS EXCEED  ACCUMULATED  ASSETS EXCEED  ACCUMULATED
                              ACCUMULATED    BENEFITS     ACCUMULATED    BENEFITS
                               BENEFITS    EXCEED ASSETS   BENEFITS    EXCEED ASSETS
                             ------------- ------------- ------------- -------------
                                              (DOLLARS IN MILLIONS)
   Vested benefit obliga-
    tions..................     $(141.7)      $(330.7)      $(128.7)      $(317.9)
   Nonvested benefits......        (4.2)        (64.3)         (4.1)        (54.4)
                                -------       -------       -------       -------
   Accumulated benefit ob-
    ligation...............      (145.9)       (395.0)       (132.8)       (372.3)
   Projected future salary
    increases..............       (12.2)        (54.2)         (9.0)        (62.3)
                                -------       -------       -------       -------
   Projected benefit obli-
    gation.................      (158.1)       (449.2)       (141.8)       (434.6)
   Fair value of plan
    assets (invested
    primarily in equities
    and bonds).............       186.1         122.4         158.8         132.2
                                -------       -------       -------       -------
   Plan assets in excess of
    (less than) projected
    benefit obligation.....        28.0        (326.8)         17.0        (302.4)
   Unrecognized net transi-
    tion (asset) liability.         0.7           --           (0.9)          5.9
   Unrecognized net (gain)
    loss...................       (30.3)         59.9          (4.9)         78.3
   Unrecognized prior serv-
    ice cost...............        20.7           6.7           7.5           3.6
   Adjustment required to
    recognize minimum
    liability..............         --          (52.4)          --          (52.7)
                                -------       -------       -------       -------
   Prepaid (accrued) pen-
    sion cost..............     $  19.1       $(312.6)      $  18.7       $(267.3)
                                =======       =======       =======       =======

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
  The accumulated benefit obligation of U.S. plans included in the above table was $132.8 million in 1994 and $148.8 million in 1993. U.S. plan assets were $122.7 million and $128.5 million at December 31, 1994 and 1993, respectively. Of the net accrued pension cost, $297.1 million and $262.6 million are included in other noncurrent liabilities in 1994 and 1993, respectively.

  The following items are the components of net periodic pension cost for the years ended December 31:

                                                       1994     1993     1992
                                                      -------  -------  -------
                                                       (DOLLARS IN MILLIONS)
   Service cost...................................... $  19.3  $  16.9  $  17.0
   Interest cost.....................................    45.9     42.7     41.2
   Actual return on plan assets......................   (26.6)   (49.9)   (25.5)
   Amortization and deferral.........................     5.7     27.2      2.3
                                                      -------  -------  -------
   Net periodic pension cost......................... $  44.3  $  36.9  $  35.0
                                                      =======  =======  =======

  Net periodic pension cost for U.S. plans included in the above amounts is $12.2 million, $8.5 million and $8.2 million for 1994, 1993 and 1992, respectively.

  The following weighted average assumptions, which are based on the economic environment of each applicable country, were used to determine the return on plan assets and benefit obligations:

                                                       1994     1993     1992
                                                      -------  -------  -------
   Discount rate.....................................    7.9%     7.7%     9.0%
   Expected return on plan assets....................    9.6%    10.4%    10.1%
   Rate of future compensation increases.............    3.8%     4.6%     5.4%

  For U.S. plans, the discount rate was 8.5% in 1994, 7.5% in 1993 and 8.25% in 1992. The expected return on plan assets of 9.5% remained constant from 1992 through 1994. The rate of future compensation increases was 4.5% in 1994, 5% in 1993 and 6% in 1992.

 Savings Plans

  The Company sponsors defined contribution savings plans covering substantially all U.S. employees. Company contributions to the plans may not exceed three thousand dollars per employee. Amounts charged to expense were $7.3 million, $6.2 million and $4.8 million in 1994, 1993 and 1992, respectively.

 Postretirement Benefits Other Than Pensions

  Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions" and is amortizing the $6.0 million accumulated postretirement benefit obligation over twenty years. The Company's non-U.S. affiliates generally contribute to government insurance programs during the employees' careers and do not sponsor additional postretirement programs. In the United States, the Company grants retirees access to its medical, prescription and life insurance programs for a premium targeted to equal the cost of such benefits.

 Postemployment Benefits

  Effective January 1, 1994, the Company adopted Statement of Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits." The new standard did not materially affect the Company's financial position or results of operations.

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 13. STOCK PLANS

  Stock options and restricted shares have been granted to employees under plans approved by the shareholders in 1982 and 1985, as amended in 1988 ("Stock Plan"). The aggregate number of shares originally available for issuance or transfer to employees under these plans was 7,000,000. Option prices are equal to the fair market value of the shares on the date of grant. Options are exercisable during a period determined by the Company, but in no event later than ten years from the date granted. Shares issued under a restricted grant may not be sold or otherwise disposed of for a period designated by the Company. Restricted shares are returned to the Company if the grantee's employment terminates during the period of restriction. During the restriction period, the grantee is entitled to vote the shares and receive any dividends paid. The 1985 Stock Plan, as amended, permits the Company to grant stock appreciation rights in tandem with stock options. As of December 31, 1994, no such rights have been granted. The Equity Compensation Plan adopted in 1990 supplements the Stock Plan by providing for an additional 6,000,000 shares that may be issued to participants after all shares authorized pursuant to the terms of the Stock Plan have been utilized. The terms of the Equity Compensation Plan are substantially the same as those of the Stock Plan.

  Effective January 1, 1993, the Company substantially curtailed the granting of restricted shares to employees. In 1992, 90,146 restricted shares were granted to employees under the Stock Plan. Due to employee terminations 2,228, 12,312 and 23,561 restricted shares were returned to the Company in 1994, 1993 and 1992, respectively.

  Stock option activity is shown below:

                                            1994         1993         1992
                                         -----------  -----------  -----------
                                           (IN THOUSANDS, EXCEPT PRICE PER
                                                     SHARE DATA)
   Shares under option at beginning of
    year...............................        5,815        4,999        4,165
   Additions (deductions):
     Granted...........................        1,898        2,342        1,323
     Exercised.........................         (116)        (662)        (336)
     Canceled..........................         (450)        (864)        (153)
   Shares under option at year-end.....        7,147        5,815        4,999
   Options exercisable at December 31..        3,443        2,455        2,165
   Shares reserved for future grants...        2,862        4,272        5,738
   Price range of options exercised....  $8.24-30.18  $7.92-41.63  $4.67-45.63
   Price range for all options out-
    standing...........................  $4.67-63.00  $4.67-63.00  $4.67-63.00
   Price range for all options exercis-
    able...............................  $4.67-63.00  $4.67-63.00  $4.67-58.50

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
NOTE 14. SHAREHOLDERS' EQUITY

                          MARKET     MONEY    COMMON  CAPITAL IN
                          AUCTION   MARKET   STOCK AT EXCESS OF            EMPLOYEE  CUMULATIVE
                         PREFERRED PREFERRED  STATED    STATED   RETAINED  BENEFITS  TRANSLATION
                          SHARES     STOCK    VALUE     VALUE    EARNINGS   TRUST    ADJUSTMENTS
                         --------- --------- -------- ---------- --------  --------  -----------
                                     (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
Balance, January 1,
 1992:                    $300.0    $  --     $137.9    $256.9   $  602.6  $   --      $   1.2
 Net income--1992.......     --        --        --        --       438.3      --          --
 Cash dividends, $.68
  per common share......     --        --        --        --       (93.9)     --          --
 Dividends on Market
  Auction Preferred
  Shares................     --        --        --        --       (10.1)     --          --
 Issuance of shares
  under employee benefit
  plans.................     --        --         .4      12.1        --       --          --
 Translation
  adjustments, including
  hedging (net of $1.7
  tax effect)...........     --        --        --        --         --       --        (77.1)
                          ------    ------    ------    ------   --------  -------     -------
Balance, December 31,
 1992:                     300.0       --      138.3     269.0      936.9      --        (75.9)
 Net income--1993.......     --        --        --        --       421.1      --          --
 Cash dividends, $1.00
  per common share......     --        --        --        --      (138.3)     --          --
 Dividends on preferred
  shares................     --        --        --        --       (12.4)     --          --
 Issuance of money
  market preferred
  stock.................     --      175.0       --       (3.1)       --       --          --
 Redemption of Market
  Auction Preferred
  Shares................   (75.0)      --        --        --         --       --          --
 Shares repurchased for
  Employee Benefits
  Trust.................     --        --        --        --         --     (75.8)        --
 Issuance of shares
  under employee benefit
  plans.................     --        --         .7      24.1        --       --          --
 Translation
  adjustments, including
  hedging (net of $11.6
  tax effect)...........     --        --        --        --         --       --        (63.4)
                          ------    ------    ------    ------   --------  -------     -------
Balance, December 31,
 1993:                     225.0     175.0     139.0     290.0    1,207.3    (75.8)     (139.3)
 Net income--1994.......     --        --        --        --       351.0      --          --
 Cash dividends, $1.12
  per common share......     --        --        --        --      (151.5)     --          --
 Dividends on preferred
  shares................     --        --        --        --       (19.2)     --          --
 Shares repurchased for
  Employee Benefits
  Trust.................     --        --        --        --         --    (109.9)        --
 Issuance of shares
  under employee benefit
  plans.................     --        --         .1      15.1        --       --          --
 Translation
  adjustments, including
  hedging (net of $1.0
  tax effect)...........     --        --        --        --         --       --         74.3
                          ------    ------    ------    ------   --------  -------     -------
Balance, December 31,
 1994:                    $225.0    $175.0    $139.1    $305.1   $1,387.6  $(185.7)    $ (65.0)
                          ======    ======    ======    ======   ========  =======     =======

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  In December 1991, the Company issued $300.0 million of Market Auction Preferred Shares ("MAPS") represented by four series, each consisting of 75,000 shares. Each series of MAPS is sold in units of 100 shares and is identical except as to dividend terms. Dividend rates, which are determined at separate auctions for each series, averaged 4.63% during 1994 (1993: 3.01%; 1992:
3.14%). Dividends are paid every 49 days, subject to certain exceptions.

  In 1993, the Company issued $175.0 million of money market preferred stock. A portion of the proceeds was used to redeem $75.0 million MAPS Series B. The money market preferred stock was issued in three series, consisting of 750 shares, 500 shares and 500 shares, respectively. The initial dividend period for all series commenced on August 1, 1993 at initial dividend rates of 4.7% per annum for a two-year period for Series 1; 5.125% per annum for a three-year period for Series 2; and 5.84% per annum for a five-year period for Series 3. After the initial dividend periods expire, dividends will be determined at separate auctions for each series.

  The MAPS and money market preferred stock (collectively, "the Preferred Shares") rank prior to common shares of the Company as to dividends. Holders of Preferred Shares have no voting rights except in the event that preferred dividends are in arrears for at least 180 consecutive days. In such event, the authorized number of the Company's Board of Directors would be increased by two and the holders of record of the respective Preferred Shares may elect these additional directors. The Preferred Shares are not convertible into common stock or other shares of the Company and holders thereof have no preemptive rights. Upon the liquidation, dissolution, or winding up of the Company, or upon redemption of the Preferred Shares at the Company's option, holders would be entitled to a liquidation preference of $1,000 per share for MAPS or $100,000 per share for money market preferred stock, plus any accumulated and unpaid dividends thereon.

  In connection with the issuance of MAPS, the Company entered into a support agreement with RP pursuant to which both parties agreed that 1) RP will own a majority of the outstanding common stock of the Company entitled to elect directors; 2) RP will make a capital contribution to the Company if certain debt-to-capitalization or tangible net worth ratios do not meet specified levels or if the Company fails to pay a declared dividend on MAPS on a timely basis; and 3) RP, as guarantor of the Revolving Credit Facility Agreement dated April 30, 1990, will maintain such facility in full force, and the Company will maintain, as of any date, the unused portion of such facility in an amount equal to all principal, interest and premium amounts payable in the next twelve months with respect to short- and long-term debt other than amounts owed to RP or guaranteed by RP, subject to certain requirements and exceptions. In connection with the support agreement, the Company pays RP an annual fee which approximated $.3 million in 1994. The support agreement does not constitute a guarantee by RP of any obligation of the Company, including MAPS, and is not enforceable by any holder of MAPS. The units of each series of MAPS must be redeemed in the event of breach of certain covenants in the support agreement.

  At December 31, 1994 and 1993, there were 2,451,800 preferred shares without par value authorized and unissued. In 1994, the Company completed the open market repurchase of five million of its common shares as authorized by the Board of Directors in March 1993. During 1994, the Company acquired 3.1 million shares at a cost of $109.9 million; share repurchases during 1993 were 1.9 million shares at a cost of $75.8 million. These shares are being held in an Employee Benefits Trust to fund future benefits in the United States.

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 15. FINANCIAL INSTRUMENTS

  The Company's financial instruments consisted of the following:

                                                DECEMBER 31,      DECEMBER 31,
                                                    1994              1993
                                              -----------------  ---------------
                                              CARRYING   FAIR    CARRYING  FAIR
                                               AMOUNT    VALUE    AMOUNT  VALUE
                                              --------  -------  -------- ------
                                                   (DOLLARS IN MILLIONS)
   Cash and cash equivalents................  $ 118.8   $ 118.8   $ 35.4  $ 35.4
   Time deposits, generally maturing in 1-5
    years...................................     55.8      55.8     64.3    64.3
   Cost investments:
     Practical to estimate..................     17.9      13.0     21.2    18.8
     Not practical to estimate..............     15.0       N/A     13.5     N/A
   Other investments, including call options
    and warrants............................      9.8      12.9     36.0    44.7
   Long-term debt...........................   (461.9)   (465.4)  (454.2) (470.5)
   Foreign exchange contracts...............      4.0*      4.0      2.6*    2.6
   Interest rate swap contracts.............      2.0*     (0.7)     2.0*   11.8

--------
* The carrying amount represents the net unrealized gain/loss or net interest receivable/payable associated with the contracts at the end of the period.

  None of the Company's financial instruments are held for trading purposes.

  The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

 Cash and cash equivalents

  The carrying amount approximates the fair value due to the short-term maturity of these instruments.

 Time deposits

  The carrying amount approximates the fair value due to the variable rate nature of the long-term deposits.

 Cost and other investments

  For those investments for which it was practicable, fair value was estimated using quoted market prices or pricing models. An estimate of fair market value could not be reasonably made for certain cost investments for which there are no quoted market prices.

 Long-term debt

  The majority of the Company's long-term debt is at variable rates of interest and therefore the Company believes that the carrying amount approximates fair value. For long-term debt at fixed interest rates, fair value was determined by discounting future cash flows based on interest rates currently available to the Company for debt with similar terms and maturities.

 Foreign exchange contracts

  The fair value of foreign exchange contracts was estimated by valuing the contracts at current exchange rates.

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

 Interest rate swap contracts
  The fair value of interest rate swap contracts reflects the amount at which they could be settled based on bank pricing models.

 Credit Risk

  The Company places its cash investments and time deposits with credit-worthy, high quality financial institutions and, by policy, limits the amount of credit exposure to any one institution. The Company therefore does not anticipate nonperformance by any of the counterparties to these financial instruments.

  Concentrations of credit risk with respect to trade receivables is limited due to a large customer base in a wide geographic area.

  Foreign exchange contracts do not expose the Company to accounting risk due to exchange rate movements as gains and losses on the contracts offset gains and losses on the transactions being hedged. Management believes that the risk of incurring losses on these contracts due to default by the other party is remote as the contracts are entered into with major financial institutions.

  As interest rate swap contracts involve exchanges of fixed and floating interest payment obligations without exchanges of underlying principal amounts, the Company's exposure to credit loss is significantly less than the notional amounts of the contracts. Management believes that the risk of incurring losses due to default by the other party is remote as the contracts are entered into with major financial institutions.

 Financial Instruments with Off-Balance Sheet Risk

  Foreign Exchange Contracts--Net Investment Hedges

  The Company's principal foreign currency net investment exposures before the effects of foreign exchange contracts were as follows:

                                        DECEMBER 31, 1994    DECEMBER 31, 1993
                                       -------------------- --------------------
                                        LOCAL   U.S. DOLLAR  LOCAL   U.S. DOLLAR
                                       CURRENCY EQUIVALENT  CURRENCY EQUIVALENT
   (IN MILLIONS)                       -------- ----------- -------- -----------
   France............................. FF 2,622    $490     FF 3,996    $678
   Germany............................ DEM  229     148     DEM  268     155
   United Kingdom..................... GBP   45      71     GBP   54      80

  Unhedged net investment positions fluctuate with currency movements with corresponding translation adjustments recorded in shareholders' equity. The Company may enter into foreign exchange contracts to limit the exposure of its net investments in foreign subsidiaries to such currency fluctuations. Gains and losses from these contracts which are designated as hedges of the Company's net foreign investments are recorded as translation adjustments in shareholders' equity and offset the gains and losses on the related net investments. For the year ended December 31, 1994, the reduction to shareholders' equity, net of tax effects, associated with net investment hedging contracts totaled $21.7 million. Effects of similar net investment hedging contracts increased shareholder's equity by $1.8 million for the year ended December 31, 1993.

  In determining which, if any, net investment positions to hedge, the Company considers such factors as the magnitude of the exposed position and the cost of financing hedging instruments. At approximately one-fourth of total shareholders' equity at December 31, 1994, the French franc net investment represents

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED) the largest single exposure to the Company; accordingly, the Company has hedged a portion of its net investment in France. At December 31, 1994, the Company was a party to foreign currency exchange contracts maturing in the first quarter of 1995 with a combined notional amount of FF 179.5 million ($33.1 million) to sell French francs. Similar contracts which matured in January 1994 totaled FF 1.5 billion ($248.4 million) at December 31, 1993.

  Foreign Exchange Contracts--Foreign Currency Transaction Hedges

  The Company also enters into foreign exchange contracts to minimize exposure of foreign currency transactions (such as export sales, raw materials purchases, and short-term intercompany financing) and firm commitments to fluctuating exchange rates. Gains or losses from these contracts are recognized in the basis of the transaction being hedged. Cash flows from these contracts are classified in the same category as the hedged transactions.

  The Company's principal net transactional exposures by major currency before the effects of foreign exchange contracts were as follows:

                                        DECEMBER 31, 1994     DECEMBER 31, 1993
                                       --------------------- ---------------------
                                        LOCAL    U.S. DOLLAR  LOCAL    U.S. DOLLAR
                                       CURRENCY  EQUIVALENT  CURRENCY  EQUIVALENT
                                       --------  ----------- --------  -----------
                                            (ASSET (LIABILITY) IN MILLIONS)
   U.S. dollars*......................      52       $ 52         18       $ 18
   FF.................................   1,679        310        (97)       (16)
   DEM................................     (24)       (15)        (2)        (1)
   GBP................................       1          2        (22)       (32)
   Yen................................   1,408         14        556          5
   All other (each <$25 million)...... various         39    various         46
                                       -------     ------    -------     ------
     Total............................     N/A       $402        N/A       $ 20
                                       =======     ======    =======     ======

--------
* Represents U.S. dollar-denominated transactions of affiliates with functional currencies other than the U.S. dollar.

  The Company's policy is to hedge substantially all of its foreign currency transactional exposures. At December 31, 1994, the Company had entered into multiple forward contracts maturing in the first quarter of 1995 to buy and sell various currencies with notional amounts totaling $112.6 million and $508.4 million, respectively. Similar contracts, which matured in the first quarter of 1994, totaled $105.8 million and $125.3 million at December 31, 1993, respectively.

 Interest Rate Swaps

  The Company enters into interest rate swap contracts to manage its interest rate exposures and minimize its overall cost of borrowings. The net receivable or payable under the interest rate swap arrangements is recognized as an adjustment to interest expense over the life of the underlying contracts. The Company's weighted average interest rate for the year ended December 31, 1994 was reduced by 17 basis points or approximately $1.3 million (45 basis points or $3.5 million for the year ended December 31, 1993) as a result of interest rate swap contracts.

  At December 31, 1994, the Company was party to contracts to convert certain floating rate obligations into fixed rate instruments and contracts to convert certain fixed rate debt into floating rate

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED) debt as determined by the interest rate environment of the currency in which the underlying obligation was denominated. Interest rate swap contracts outstanding at December 31, 1994 were as follows:

          FIXED OR NOTIONAL CARRYING ESTIMATED FAIR
 CURRENCY VARIABLE  AMOUNT   AMOUNT    MKT. VALUE     TERM          AVERAGE RATE
 -------- -------- -------- -------- -------------- --------- ------------------------
                               (RECEIVABLE (PAYABLE) IN MILLIONS)
 U.S.$        V     $80      $  .3       $(1.4)     7/92-7/99 Pay Libor 3 mos; Rec 7.1%
  FF          F      FF400    (0.8)       (1.1)     2/93-2/95 Pay 6.7%; Rec Pibor 6
                                                              mos
  FF          V      FF650     2.5         1.8      6/93-6/95 Pay Pibor 3 mos; Rec 6.4%

  The Company was party to similar contracts at December 31, 1993.

NOTE 16. INDUSTRY SEGMENT AND OPERATIONS BY GEOGRAPHIC AREA

  The Company's operations are conducted in one industry segment which involves the production and sale of pharmaceuticals.

  Information about the Company's operations for the years 1994, 1993 and 1992 by geographic area is shown below. Inter-area affiliated sales are not significant. Corporate loss before income taxes includes corporate administrative expenses incurred in the U.S., worldwide net interest expense, and worldwide equity losses from unconsolidated affiliates.

                                                     1994      1993      1992
                                                   --------  --------  --------
                                                     (DOLLARS IN MILLIONS)
   Net sales:
     United States................................ $1,261.9  $1,119.9  $  999.7
     France.......................................  1,332.1   1,374.8   1,388.1
     Other Europe.................................  1,008.7     977.8   1,218.4
     Rest of World................................    571.9     546.9     489.7
                                                   --------  --------  --------
      Total net sales............................. $4,174.6  $4,019.4  $4,095.9
                                                   ========  ========  ========
   Income before income taxes:
     United States................................ $  356.9  $  385.2  $  268.0
     France.......................................    173.9     280.7     274.6
     Other Europe.................................     92.0      64.6     216.5
     Rest of World................................     49.4      62.1      44.2
     Corporate....................................   (187.0)   (202.1)   (221.6)
                                                   --------  --------  --------
      Total income before income taxes............ $  485.2  $  590.5  $  581.7
                                                   ========  ========  ========
   Identifiable assets:
     United States................................ $1,107.2  $1,148.3  $1,031.6
     France.......................................  1,309.7   1,290.2   1,340.5
     Other Europe.................................    999.4     875.6     986.2
     Rest of World................................    441.0     405.9     362.5
     Corporate....................................    505.2     330.2     137.5
                                                   --------  --------  --------
      Total identifiable assets................... $4,362.5  $4,050.2  $3,858.3
                                                   ========  ========  ========

  In 1994, income before income taxes ("IBT") for the U.S. includes gains on asset sales, net of restructuring charges, of $15.1 million. IBT for France and Other Europe includes $49.0 million and $28.8 million, respectively, of restructuring charges, net of gains on sales of assets. The Rest of World area IBT includes restructuring charges of $13.2 million.

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  In 1993, U.S. IBT includes income of $68.0 million from litigation settlement proceeds and gains on asset sales, net of restructuring charges. France IBT includes $19.5 million of restructuring charges, net of gains on asset sales. Other Europe IBT includes restructuring charges, net of gains on asset sales, totaling $30.2 million.

NOTE 17. RELATED PARTY TRANSACTIONS

  The entities comprising the Company manage their cash separately. In the largest countries such as the U.S., France, the U.K. and Germany, the local entities have access to RP cash pooling arrangements whereby they can, at their own request, lend to or borrow from RP at market terms and conditions.

  Amounts receivable from RP and affiliates totaled $84.9 million and $35.8 million at December 31, 1994 and 1993, respectively. The 1994 balance includes $41.4 million of accounts receivable from sales of products and services to RP (1993: $11.3 million) and $43.5 million classified as other current assets (1993: $24.5 million).

  Accounts payable related to purchase of materials and services from RP and affiliates were $7.0 million at December 31, 1994 (1993: $6.3 million); accrued and other liabilities due to RP at December 31, 1994 were $26.1 million (1993:
$12.9 million). In 1994, sales to RP and affiliates were $122.6 million (1993:
$34.5 million; 1992: $37.2 million). Materials purchased from RP totaled $39.5 million in 1994 (1993: $44.4 million; 1992: $53.1 million). In 1993, RP also compensated the Company $1.7 million in cost of products sold related to the transfer of certain production activities.

  At December 31, 1994, debt with RP and affiliates totaled $68.6 million (1993: $230.8 million). Interest expense accrued with respect to RP indebtedness in 1994 was $15.8 million (1993: $24.9 million; 1992: $46.6 million).

  In 1994, the Company performed services with respect to an RP affiliate totaling $7.4 million. RP charges the Company for expenses incurred on its behalf, including research, data processing, insurance, legal, tax, advertising, public relations and management fees. Such charges are reflected in the financial statements and amounted to approximately $33.6 million in 1994 (1993: $20.2 million; 1992: $19.6 million). Management believes that the expenses so charged are representative of amounts that the Company would have incurred if it had been operated as an unaffiliated entity.

NOTE 18. CONTINGENCIES

  The Company is involved in litigation incidental to its business including, but not limited to: (1) approximately 321 pending lawsuits in the United States, Canada and Ireland against the Company and its Armour Pharmaceutical Company subsidiary ("Armour"), in which it is claimed by individuals infected with the Human Immunodeficiency Virus ("HIV") that their infection with HIV and, in some cases, resulting illnesses, including Acquired Immune Deficiency Syndrome-related conditions or death therefrom, may have been caused by administration of anti-hemophilic factor ("AHF") concentrates processed by Armour in the early and mid-1980's. Armour has also been named as a defendant in five proposed class action lawsuits filed on behalf of HIV-infected hemophiliacs and their families. None of these cases involve Armour's currently distributed AHF concentrates; (2) legal actions pending against one or more subsidiaries of the Company and various groupings of more than one hundred pharmaceutical companies, in which it is generally alleged that certain individuals were injured as a result of the development of various reproductive tract abnormalities because of in utero exposure to diethylstilbestrol ("DES") (typically, two former operating subsidiaries of the Company are named as defendants, along with numerous other DES manufacturers, when the claimant is unable to identify the

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

manufacturer); (3) antitrust actions alleging that the Company engaged in price discrimination practices to the detriment of certain independent community pharmacists; (4) alleged breach of contract by a subsidiary of the Company with respect to agreements involving a bisphosphonate compound and Lozol (R); and
(5) potential responsibility relating to past waste disposal practices, including potential involvement, for which the Company believes its share of liability, if any, to be negligible, at four sites on the U.S. National Priority List created by Superfund legislation.

  The eventual outcomes of the above matters of pending litigation cannot be predicted with certainty. The defense of these matters and the defense of expected additional lawsuits related to these matters may require substantial legal defense expenditures. The Company follows Statement of Financial Accounting Standards No. 5 in determining whether to recognize losses and accrue liabilities relating to such matters. Accordingly, the Company recognizes a loss if available information indicates that a loss or range of losses is probable and reasonably estimable. The Company estimates such losses on the basis of current facts and circumstances, prior experience with similar matters, the number of claims and the anticipated cost of administering, defending and, in some cases, settling such claims. The Company has also recorded as an asset certain insurance recoveries which are determined to be probable of occurrence on the basis of the status of current discussions with its insurance carriers. If a contingent loss is not probable but is reasonably possible, the Company discloses this contingency in the notes to its consolidated financial statements if it is material. Based on the information available, the Company does not believe that reasonably possible uninsured losses in excess of amounts recorded for the above matters of litigation would have a material adverse impact on the Company's financial position, results of operations or cash flows.

  As of December 31, 1994 the Company had unused standby letters of credit outstanding of $67.7 million. The letters of credit are issued primarily in the form of guarantees or performance bonds.

NOTE 19. JOINT VENTURE AGREEMENT (UNAUDITED)

  In February 1995, the Company's Armour Pharmaceutical Company subsidiary signed an agreement with Behringwerke AG, a subsidiary of Germany's Hoechst AG, to form a global joint venture dedicated to the plasma proteins business. Under the terms of the agreement, both companies will contribute to the joint venture all the assets of their respective plasma operations in exchange for a 50% equity interest in the new entity. The agreement is subject to U.S. and European regulatory approvals.

                    RESPONSIBILITY FOR FINANCIAL STATEMENTS

  The management of Rhone-Poulenc Rorer Inc. is responsible for the information and representations contained in this report. Management believes that the financial statements have been prepared in conformity with generally accepted accounting principles and that the other information in this annual report is consistent with those statements. In preparing the financial statements, management is required to include amounts based on estimates and judgments which it believes are reasonable under the circumstances.

  In fulfilling its responsibilities for the integrity of the data presented and to safeguard the Company's assets, management employs a system of internal accounting controls designed to provide reasonable assurance, at appropriate cost, that the Company's assets are protected and that transactions are appropriately authorized, recorded and summarized. This system of control is supported by the selection of qualified personnel, by organizational assignments that provide appropriate delegation of authority and division of responsibilities, and by the dissemination of written policies and procedures. This control structure is further reinforced by a program of internal audits including a policy that requires responsive action by management.

  Coopers & Lybrand L.L.P., the Company's independent accountants, performs audits in accordance with generally accepted auditing standards. The independent accountants conduct a review of internal accounting controls to the extent required by generally accepted auditing standards and perform such tests and procedures as they deem necessary to arrive at an opinion on the fairness of the financial statements presented herein.

  The Board of Directors, through the Audit Committee comprised solely of directors who are not employees of the Company, meets with management, the internal auditors and the independent accountants to ensure that each is properly discharging its respective responsibilities. Both the independent accountants and the internal auditors have free access to the Audit Committee, without management present, to discuss the results of their work, including internal accounting controls and the quality of financial reporting. The Audit Committee met four times in 1994.



        /s/ Robert E. Cawthorn                     /s/ Patrick Langlois
By___________________________________     By___________________________________
          Robert E. Cawthorn                         Patrick Langlois
             Chairman and                        Senior Vice President and
        Chief Executive Officer                   Chief Financial Officer

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders of Rhone-Poulenc Rorer Inc.:

We have audited the accompanying consolidated balance sheets of Rhone-Poulenc Rorer Inc. and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of income and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Rhone-Poulenc Rorer Inc. and subsidiaries as of December 31, 1994 and 1993, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for income taxes in 1992.



By   /s/ Coopers & Lybrand L.L.P.
  -----------------------------------
       Coopers & Lybrand L.L.P.
      Philadelphia, Pennsylvania
           January 20, 1995

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES
                          QUARTERLY DATA (UNAUDITED)
                 (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

                                    QUARTER ENDED 1994                      QUARTER ENDED 1993
                          --------------------------------------- ---------------------------------------
                          MARCH 31 JUNE 30   SEPT. 30   DEC. 31   MARCH 31  JUNE 30   SEPT. 30  DEC. 31
                          -------- -------- ---------- ---------- -------- ---------- -------- ----------
Net sales...............  $870.6   $973.0   $1,040.7   $1,290.3   $916.3   $1,008.1   $960.1   $1,134.9
Gross profit............   577.3    650.3      697.3      878.5    607.5      681.7    637.5      766.4
Net income (loss) avail-
 able to common share-
 holders................    73.7     (7.4)     102.5      163.0     94.2      119.6     71.0      123.9
Earnings (loss) per com-
 mon share..............      .54    (0.05)       .76       1.22      .68        .87      .51        .90
Market price per common
 share:
 High...................    37.000   39.500     39.125     42.625   48.000     54.000   48.875     48.500
 Low....................    32.000   30.500     30.500     35.250   42.500     46.375   43.000     32.620
Common dividends paid...      .28      .28        .28        .28      .22        .24      .26        .28

--------
Results for 1994 include a $121.2 million pretax charge recorded in the second quarter related to a global restructuring program. Results also include fourth quarter pretax charges of $30.6 million related to the reassessment of the carrying value of certain investments and $11.0 million for acquired research and development expense. Fourth quarter results also include pretax gains of $37.6 million on the sales of assets, including the transfer of the Company's U.S. over-the-counter business to Ciba.

Results for 1993 include pretax income of $105.0 million proceeds from litigation settlement in the second quarter. Results also include $77.2 million and $16.6 million of restructuring and other charges recorded in the second and fourth quarter, respectively and a $27.0 million pretax charge for acquired research and development expense in the third quarter. Gains from sales of product rights and certain investments totaled $10.2 million and $14.8 million in the first and fourth quarter, respectively.

Earnings per share amounts for each quarter are required to be computed independently and, therefore, the sum of the four quarters does not necessarily equal the amount computed for the total year.

Rhone-Poulenc Rorer Inc. (RPR) common shares are listed and traded on the New York and Paris Stock Exchanges, and are traded, unlisted, on the Philadelphia, Boston, Pacific and Midwest Stock Exchanges. On January 31, 1995, there were 7,138 holders of record of RPR common shares.

    [ ]

1. Election of four directors to         FOR all nominees   [_]
   three-year terms.                     listed below


   WITHHOLD AUTHORITY to vote     [_]    *EXCEPTIONS        [_]
   for all nominees listed below

NOMINEES FOR THREE-YEAR TERMS: Robert E. Cawthorn, Charles-Henri Filippi, Claude Helene, and Michael H. Jordan

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)

*Exceptions ____________________________________________________________________

2. Proposal to approve the 1995 Rhone-Poulenc Rorer Equity Compensation Plan.

              FOR  [_]        AGAINST   [_]        ABSTAIN   [_]


3. Proposal to ratify the selection of Coopers & Lybrand L.L.P. as independent certified public accountants for Rhone-Poulenc Rorer Inc. and its subsidiaries for the fiscal year ending December 31, 1995.

              FOR  [_]        AGAINST   [_]        ABSTAIN   [_]


In their discretion, the attorneys are authorized to vote upon such other matters as may properly come before the meeting or any adjournment thereof.



                                                                        +
                                                                        +
                                                                    +++++

(Please sign, date and return this proxy in the enclosed postage prepaid envelope.)


Address Change and/or
Comments Mark Here     [_]


Your signature should appear exactly as your name appears in the space at the left. When signing in a fiduciary or representative capacity, please sign your full title as such. If shares are held in more than one capacity, this proxy will be deemed to vote all shares held in all capacities. If your imprinted name is incorrect, please print your correct name in the space below.



Date: ____________________________________________, 1995


________________________________________________________
                         Signature

________________________________________________________
                           Title


Votes MUST be indicated    [_]
(x) in Black or Blue ink.

                           RHONE-POULENC RORER INC.
                                500 Arcola Road
                          Collegeville, PA 19426-0107

        This Proxy is Solicited on Behalf of the Board of Directors of
                           Rhone-Poulenc Rorer Inc.

     The undersigned hereby appoints Robert E. Cawthorn, Michel de Rosen, and Patrick Langlois and each of them, with the power of substitution, attorneys to vote the number of shares the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of Rhone-Poulenc Rorer Inc., in Collegeville, Pennsylvania, at 2:00 p.m. on April 25, 1995 and any adjournment or postponement thereof, for the transaction of such business as may come before the meeting.

     This proxy when properly executed will be voted in the manner directed herein by the undersigned. If no direction is given, this proxy will be voted FOR the election of the nominees for director and FOR proposals 2 and 3.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR AND FOR PROPOSALS 2 AND 3.

                   (Continued, and to be dated and signed, on the other side.)

                      RHONE-POULENC RORER INC.
                      P.O. BOX 114P4
                      NEW YORK N.Y. 10203-0494